UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
 ____________________________

Filed by the Registrant	☒	Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12
EHEALTH, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2625 Augustine Drive, Suite 150
Santa Clara, CA 95054
(650) 210-3150

May 1, 2023
Dear Stockholder:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of eHealth, Inc., a Delaware corporation (the “Company”), that will be held on June 14, 2023 at 6:00 a.m., Pacific Time, and any postponement, adjournment or continuation thereof. We will hold the Annual Meeting in a virtual format via live webcast at www.virtualshareholdermeeting.com/EHTH2023.
On or about May 1, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to access the Company’s proxy statement and the annual report, how to vote online or by telephone, and how to receive a paper copy of the proxy materials by mail. If you requested to receive printed proxy materials, you may submit your proxy or voting instructions by completing, signing, dating and returning your proxy card or voting instruction form in the envelope provided.
We are confident that our director candidates have the professional achievements, skills, experiences and reputations that qualify each of them to oversee the Company’s management and the execution of our long-term strategic plan to realize stockholder value. The Board of Directors unanimously recommends that you vote “FOR” the election of Andrea C. Brimmer and Beth A. Brooke to the Board of Directors (Proposal 1), “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023 (Proposal 2), “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal 3) and “ONE YEAR” on the frequency of future advisory votes on the compensation of our Named Executive Officers (Proposal 4).
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote over the Internet, as well as by telephone, or by mailing a proxy card or voting instruction form. Returning the proxy or voting instruction form or voting by Internet or telephone does not deprive you of your right to attend the Annual Meeting virtually and to vote your shares at the Annual Meeting. Voting now will not limit your right to change your vote or to attend the Annual Meeting.
Thank you for your ongoing support of eHealth, Inc.

Sincerely yours,
Francis S. Soistman Chief Executive Officer and Director

EHEALTH, INC.
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Notice of Annual Meeting of Stockholders
to be held on June 14, 2023
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To the Stockholders of eHealth, Inc.:
The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of eHealth, Inc., a Delaware corporation (the “Company”), will be held solely via live webcast at www.virtualshareholdermeeting.com/EHTH2023, on June 14, 2023 at 6:00 a.m., Pacific Time, for the following purposes:
1.To elect the two Class II director nominees named in the accompanying proxy statement to serve for terms of three years and until their respective successors are duly elected and qualified, subject to earlier resignation or removal;
2.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023;
3.To vote to approve, on an advisory basis, the compensation of our Named Executive Officers;
4.To vote to approve, on an advisory basis, the frequency of future votes on the compensation of our Named Executive Officers; and
5.To transact such other business as may properly come before the Annual Meeting or at any postponement or adjournment of the Annual Meeting.
The foregoing items of business are more fully described in the proxy statement accompanying this notice or made available over the Internet. Only stockholders of the Company as of the close of business on April 17, 2023 (the “Record Date”) and their proxies are entitled to notice of, to attend and/or to vote at the Annual Meeting and any postponements, adjournments or continuations thereof.
All stockholders as of the Record Date are cordially invited to attend the Annual Meeting. You are urged to vote even if you sold your shares after the Record Date. You may vote over the Internet, as well as by telephone, or by mailing a proxy card or voting instruction form. Further instructions regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING, REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. ACCORDINGLY, AFTER READING THE ACCOMPANYING PROXY STATEMENT, PLEASE PROMPTLY SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS BY FOLLOWING THE INSTRUCTIONS PROVIDED. PLEASE NOTE THAT EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU VOTE PRIOR TO THE ANNUAL MEETING TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED.
Regardless of the number of shares of the Company that you own, your vote will be important. Thank you for your continued support, interest and investment in the Company.

By Order of the Board of Directors,
Gavin G. Galimi Senior Vice President, General Counsel and Secretary
Santa Clara, California
May 1, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2023 ANNUAL MEETING TO BE HELD ON JUNE 14, 2023.
The proxy statement, the accompanying proxy card, and the annual report are available free of charge at www.proxyvote.com/EHTH. Information on this website, other than this proxy statement, is not a part of this proxy statement.
Please sign, date and promptly return the proxy card or voting instruction form, or grant a proxy and give voting instructions by Internet or telephone, so that you may be represented at the Annual Meeting. Instructions are available on the Notice of Internet Availability of Proxy Materials, your proxy card or on the voting instruction form provided by your bank, broker, or other nominee.
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The accompanying proxy statement provides a detailed description of the business to be conducted at the Annual Meeting. We urge you to read the accompanying proxy statement, including the appendix, carefully and in its entirety.

EHEALTH, INC.
PROXY STATEMENT FOR THE
2023 ANNUAL MEETING OF STOCKHOLDERS

eHealth, Inc.
2625 Augustine Drive, Suite 150
Santa Clara, CA 95054
(650) 210-3150

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PROXY STATEMENT
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The Board of Directors of eHealth, Inc., a Delaware corporation (“we,” “us,” “our,” the “Company” or “eHealth”), is soliciting proxies to be used at our Annual Meeting of Stockholders to be held solely via live webcast at www.virtualshareholdermeeting.com/EHTH2023 on June 14, 2023 at 6:00 a.m., Pacific Time, and for any postponement, adjournment or continuation thereof (the “Annual Meeting”).
On or about May 1, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report, how to vote online or by telephone and how to receive a paper copy of the proxy materials by mail.
QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING
Why did I receive these proxy materials?
We are providing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote your shares using one of the other voting methods described below. Whether or not you expect to attend the Annual Meeting, please vote your shares as soon as possible in order to ensure your representation at the Annual Meeting.
Your vote is very important. Please submit your vote via the Internet, telephone or mail as soon as possible by following the voting instructions on the proxy card or Notice, even if you plan to attend the Annual Meeting. If you hold your shares in an account at a bank, broker, dealer or other nominee, follow the instructions provided by your nominee on your voting instruction form or otherwise to vote your shares. Voting your shares by proxy ensures that if you are unable to attend the Annual Meeting, your shares will be voted at the Annual Meeting. Voting now will not limit your right to change your vote or to attend the Annual Meeting.
What proposals will be voted on at the Annual Meeting?
Four proposals are scheduled to be voted on at the Annual Meeting:
1.The election of the two Class II director nominees named in this proxy statement to serve for terms of three years and until their respective successors are duly elected and qualified, subject to earlier resignation or removal (Proposal 1);
2.The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023 (Proposal 2);
3.A vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3); and
4.A vote to approve, on an advisory basis, the frequency of future votes on the compensation of our Named Executive Officers (Proposal 4).

What are the recommendations of the Board of Directors?
Our Board of Directors unanimously recommends that you vote:
1.“FOR” the election of the two Class II director nominees named in this proxy statement (Proposal 1);
2.“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023 (Proposal 2);
3.“FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal 3); and
4.“ONE YEAR” for, on an advisory basis, the frequency of future votes on the compensation of our Named Executive Officers (Proposal 4).
Will there be any other items of business on the agenda?
We do not expect any other items of business beyond those described in this proxy statement because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the proxy card gives discretionary authority to the persons named on the proxy with respect to any other matters that might be properly brought before the Annual Meeting. The proxy holders intend to vote that proxy in accordance with their judgment. If for any reason any of the nominees named in this proxy statement is not available as a candidate for director, and our Board of Directors has not reduced the authorized number of directors on our Board of Directors, then the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.
What constitutes a quorum?
As of the close of business on April 17, 2023 (the “Record Date”), there were 27,708,042 shares of our common stock and 2,250,000 shares of Series A preferred stock outstanding. Each holder of our common stock is entitled to one vote for each share of common stock held as of the Record Date, and each holder of our Series A preferred stock is entitled to that number of votes calculated in accordance with the Certificate of Designations of Series A Preferred Stock (“Certificate of Designations”) previously filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 3, 2021. As of the close of business on the Record Date, the holder of all of our outstanding Series A preferred stock was entitled to 3,681,805 votes at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of all of the shares of our capital stock outstanding on the Record Date will constitute a quorum. The holders of our capital stock were entitled to an aggregate of 31,389,847 votes as of the close of business on the Record Date. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.
Who is entitled to vote?
Stockholders holding shares of our common stock or Series A preferred stock at the close of business on the Record Date vote as a single class at the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank or other nominee. Each holder of our common stock is entitled to one vote for each share of common stock held as of the Record Date. The holder of all of our outstanding Series A preferred stock was entitled to 3,681,805 votes as of the Record Date. For additional information regarding the voting rights of the Series A preferred stock please see the Certificate of Designations.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.”
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” Your broker, bank or nominee is considered with respect to those shares the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares.
How do I attend the Annual Meeting?
You will be able to attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/EHTH2023. To participate in the Annual Meeting, you will need the control number included on your Notice, proxy card or voting instruction form. The Annual Meeting webcast will begin promptly at 6:00 a.m., Pacific Time, on June 14, 2023. We encourage you to access the meeting prior to the start time.
Your vote is very important. Please submit your voting instructions or proxy card even if you plan to attend the Annual Meeting.
How do I vote my shares?
Stockholders may vote on matters that are properly presented at the Annual Meeting in four ways:
    •    By completing the proxy card and returning it to the Company at the address noted;
    •    By submitting your vote telephonically;
    •    By submitting your vote electronically via the Internet; or
    •    By attending and voting your shares at the Annual Meeting.
The Company is offering registered stockholders the opportunity to vote their shares by telephone or electronically through the Internet, in addition to following the traditional method of completing a paper proxy card and returning it by mail. Stockholders may vote by telephone or via the Internet by following the procedures described on the proxy card. To vote via telephone or the Internet, please have the proxy card in hand and call the number or go to the website listed on the proxy card and follow the instructions. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions, and to confirm that stockholders’ instructions have been recorded properly.
If your shares are held in a stock brokerage account or by a bank or other nominee, follow the instructions provided by your broker, bank or other nominee for voting your shares prior to the Annual Meeting.
The instructions by which you may vote your shares at the Annual Meeting differ based on whether you hold shares in your name as the stockholder of record or beneficially in street name. Shares held beneficially in street name may be voted at the Annual Meeting only if you first obtain a legal proxy from the broker, bank or other nominee that holds your shares as of the Record Date. The Company is not involved in the provision of legal proxies from brokers to beneficial stockholders. If you either do not request a legal proxy prior to the Annual Meeting or your broker fails to provide you a legal proxy, then you will not be able to vote at the Annual Meeting.
Even if you plan to attend the virtual Annual Meeting, we recommend that you also submit your proxy or voting instructions by Internet, telephone, or mail so that your vote will be counted if you later decide not to attend the Annual Meeting. Stockholders who vote by Internet or telephone need not return a proxy card or the voting instruction form sent by brokers, banks, or other nominees.
Can I change my vote or revoke my proxy?
If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with our Secretary a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the Internet, you may revoke your proxy with a later telephone or Internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by ballot at the Annual Meeting. If you are a beneficial owner, you may vote by submitting new voting instructions to your broker, bank or nominee or by obtaining a legal proxy prior to the Annual Meeting and attending the meeting and voting.
How are votes counted?
In the election of the Class II directors (Proposal 1), you may vote “FOR” the Company’s nominees or your vote may be “WITHHELD” with respect to one or more of the Company’s nominees. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023 (Proposal 2) and the vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3), you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has no effect on the voting results, although abstentions are considered votes cast for the purpose of determining the presence of a quorum. With respect to the vote to approve, on an advisory basis, the frequency of future votes on the compensation of our Named Executive Officers (Proposal 4), you may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN.” If you provide specific instructions, your shares will be voted as you instruct.
What vote is required to approve each item?
•Proposal 1. The election of the Class II directors requires a plurality, meaning that the two nominees receiving the highest number of “FOR” votes will be elected. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted “FOR” a particular nominee by choosing to “WITHHOLD” authority to vote will have no effect on the outcome of the election.
•Proposal 2. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023 requires the affirmative “FOR” vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting in person or by proxy.
•Proposal 3. The vote to approve, on an advisory basis, the compensation of our Named Executive Officers requires the affirmative “FOR” vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting in person or by proxy. As an advisory vote, this vote will neither be binding on the Company or the Board of Directors nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board of Directors. However, our Compensation Committee will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.
•Proposal 4. With respect to the vote to approve, on an advisory basis, the frequency of future votes on the compensation of our Named Executive Officers, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by our stockholders. As an advisory vote, this vote will neither be binding on the Company or the Board of Directors nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board of Directors. However, our Board of Directors will take into account the outcome of this vote in making a determination on the frequency at which future advisory votes on the compensation of our Named Executive Officers will be included in our proxy statement.
Abstentions will have no effect on the outcome of the vote on these proposals, although abstentions are considered votes cast for the purpose of determining the presence of a quorum. For a discussion of the impact of broker non-votes on the proposals, see “What are broker non-votes and what effect do they have on the proposals?” below.
What are broker non-votes and what effect do they have on the proposals?
If you hold your shares beneficially in street name and do not provide your broker, bank or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur when a broker (1) has not received voting instructions from the beneficial owner with respect to a particular proposal and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023 (Proposal 2), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of our Class II directors (Proposal 1), the vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3) and the vote to approve, on an advisory basis, the frequency of future votes on the compensation of our Named Executive Officers (Proposal 4).
Broker non-votes are counted for purposes of determining whether a quorum exists for the transaction of business at the Annual Meeting, but will not be counted for purposes of determining the number of shares voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal.
Is there a list of registered stockholders entitled to vote at the Annual Meeting?
A list of registered stockholders entitled to vote at the Annual Meeting will be made available for examination by any stockholder for any purpose germane to the meeting no later than the tenth day prior to the meeting between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, at our principal executive offices located at 2625 Augustine Drive, Suite 150, Santa Clara, CA 95054 by contacting our General Counsel and Secretary.
What does it mean if I receive more than one notice from the Company or proxy card?
You may receive more than one set of proxy materials, including multiple proxy cards, if you hold shares that are registered in more than one account—please vote the proxy card for every account you own. The latest dated proxy you submit will be counted.
Is cumulative voting permitted for the election of directors?
No. Neither our charter nor our bylaws permit cumulative voting at any election of directors.
Why are you holding a virtual meeting instead of a physical meeting?
We believe a virtual meeting format helps to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world.
I am a stockholder, and I only received a copy of the Notice in the mail. How may I obtain a full set of the proxy materials?
In accordance with the “notice and access” rules of the Securities and Exchange Commission, we may furnish proxy materials, including this proxy statement and our annual report, to our stockholders of record and beneficial owners of shares by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.
I share an address with another stockholder, and we received only one printed copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the Securities and Exchange Commission has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials and our annual report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials and our annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, these proxy materials or our annual report, stockholders may contact us at the following address and telephone number:
Investor Relations
eHealth, Inc.
2625 Augustine Drive, Suite 150
Santa Clara, CA 95054
(650) 210-3150
Stockholders who hold shares in street name (as described above) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
Who pays the cost of proxy solicitation?
The costs and expenses of soliciting the proxy accompanying this proxy statement from stockholders will be borne by the Company, and in addition to directly soliciting stockholders by mail, the Company may request brokers, dealers, banks, trustees or other nominees to solicit their customers who have shares of the Company registered in the name of the nominee and, if so, will reimburse such brokers, dealers, banks, trustees or other nominees for their reasonable out-of-pocket costs. Our employees, officers, directors and director nominees may solicit proxies in person, by telephone or by electronic communication following the original solicitation. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. We may engage the services of proxy solicitors to assist us in the distribution of proxy materials and the solicitation of votes, for which we will pay customary fees plus reasonable out-of-pocket expenses. In addition, we may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of our shares.
Who will tabulate the votes?
Our officers are authorized to designate an inspector of elections for the meeting. All votes will be tabulated as required by Delaware law, the state of our incorporation, by an appropriate inspector of elections appointed for the Annual Meeting.
What is the date of our fiscal year end?
This proxy statement provides information about the matters to be voted on at the Annual Meeting and additional information about us and our executive officers and directors. Some of the information is provided as of the end of our 2022 fiscal year and some information is provided as of a more current date. Our fiscal year ends on December 31.

PROPOSAL 1
ELECTION OF DIRECTORS
General
Our Board of Directors currently consists of nine directors. Our certificate of incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our Board of Directors is elected each year.
Our Class II directors, whose term will expire at the Annual Meeting, are Andrea C. Brimmer, Beth A. Brooke and Randall S. Livingston. Our Board of Directors has nominated Andrea C. Brimmer and Beth A. Brooke for election as Class II directors at the Annual Meeting. Each of our director nominees has consented to (i) serve as a nominee, (ii) be named as a nominee in this proxy statement, and (iii) serve as a director if elected. If elected, Mses. Brimmer and Brooke will serve as directors until the Annual Meeting of Stockholders in 2026 and until their respective successors are elected and qualified, subject to earlier resignation or removal. Mr. Livingston’s term will expire at the Annual Meeting and he will not be standing for re-election.
The names and certain information about each of the nominees for election as a director and for each of the continuing members of the Board of Directors are set forth below. There are no family relationships among any of our directors, director nominees or executive officers.
Nominees for Class II Directors
This section provides information as of the date of this proxy statement about each of our nominees for director. The information presented includes information each nominee has given us about the nominee’s age, positions held, principal occupation and business experience for at least the past five years, and directorships of publicly-held companies for the past five years. We also describe the specific qualifications of each of our nominees that contribute to the Board of Directors’ effectiveness as a whole. We believe that each of our nominees possesses integrity, honesty, sound judgment, high ethical standards and a commitment of service to us.
The names of the nominees for Class II directors and certain biographical information about them as of the date of this proxy statement are set forth below:

Name	Age	Position and Office Held with the Company	Director Since
Andrea C. Brimmer(1)	57	Director	2018
Beth A. Brooke(2)	63	Director	2019
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(1)Ms. Brimmer serves as Chairperson of the Nominating and Corporate Governance Committee and a member of the Compensation Committee of our Board of Directors.
(2)Ms. Brooke serves as Chairperson of the Government and Regulatory Affairs Committee and as a member of the Audit Committee of our Board of Directors.
Andrea C. Brimmer. Director. Andrea Brimmer has served as a director since December 2018. Ms. Brimmer has served as enterprise chief marketing and public relations officer of Ally Financial Inc., a leading digital financial services company, since May 2015. Ms. Brimmer served as chief marketing officer of Ally Auto from 2010 to January 2015 and as marketing executive from 2007 to 2010. From 1988 to 2007, Ms. Brimmer held various marketing, business development and public relations positions at an advertising agency, Campbell-Ewald Advertising, including as executive vice president and account director. Ms. Brimmer holds a B.A. in advertising from Michigan State University. Ms. Brimmer brings to our Board of Directors her expertise in marketing, public relations and business development acquired in the course of serving as the chief marketing officer of a leading digital financial services company and as an executive at an advertising agency.
Beth A. Brooke. Director. Beth Brooke has served as a director since August 2019. In addition, Ms. Brooke serves as a member of the board of directors of the New York Times Company and on the private company boards of Beta Bionics, Inc. and Tricolor Holdings. She served as the global vice chair of public policy for EY (formerly Ernst & Young), a global professional services network, from 2007 to June 2019, and as EY Americas’ vice chair of public policy, sustainability and stakeholder engagement from 2001 to 2007. She was the global sponsor for EY’s diversity and inclusion efforts. Ms. Brooke also held various roles in strategy, corporate development and tax practice management at EY from 1981 to 2001. During the Clinton administration, Ms. Brooke served in the U.S. Department of the Treasury and was responsible for tax policy matters related to insurance and managed care, including working on healthcare and superfund legislative reform efforts. She holds a B.S. degree in industrial management/computer science with highest distinction from Purdue University, where she played intercollegiate basketball, and is a certified public accountant. Ms. Brooke brings to our Board of Directors extensive knowledge of accounting and policy matters including healthcare policy from over thirty years of service at EY and as a prominent, trusted voice on public policy matters for the accounting and auditing profession and has extensive strategy, corporate development and executive management expertise. She is a prominent LGBT+ corporate leader and also brings extensive experience around diversity, inclusion and social justice.
Required Vote and Board of Directors Recommendation
The two candidates receiving the highest number of affirmative votes cast in person or by proxy at the Annual Meeting will be elected as directors to serve until their respective successors have been duly elected and qualified, subject to earlier resignation or removal.
The Board of Directors recommends a vote “FOR” election as directors each of the nominees set forth above.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Continuing Directors
This section provides information as of the date of this proxy statement about our directors who will not be standing for election at the Annual Meeting but who will continue to serve until their terms expire at the annual meetings to be held in the years set forth below. The information presented includes information each director has given us about his or her age, positions held, principal occupation and business experience for at least the past five years, and directorships of publicly-held companies for the past five years. We also describe the specific qualifications of each of our directors that contribute to the Board of Directors’ effectiveness as a whole. We believe that all of our directors possess integrity, honesty, sound judgment, high ethical standards and a commitment of service to us.

Name	Age	Class	Position and Office Held with the Company	Year Term Expires
A. John Hass(1)	57	I	Director	2025
Erin L. Russell(2)	49	III	Director	2024
Francis S. Soistman(3)	66	I	Chief Executive Officer and Director	2025
Cesar M. Soriano(4)	55	III	Director	2024
Aaron C. Tolson(5)	46	I	Director	2025
Dale B. Wolf(6)	69	III	Chairperson of the Board	2024
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(1)Mr. Hass serves as a member of the Compensation Committee of our Board of Directors.
(2)Ms. Russell serves as a member of the Audit Committee of our Board of Directors.
(3)Mr. Soistman serves as a member of the Equity Incentive Committee of our Board of Directors.
(4)Mr. Soriano serves as a member of the Compensation Committee of our Board of Directors.
(5)Mr. Tolson serves as Chairperson of the Compensation Committee and as a member of the Equity Incentive Committee, the Nominating and Corporate Governance Committee and the Government and Regulatory Affairs Committee of our Board of Directors.
(6)Mr. Wolf serves as Chairperson of our Board of Directors and as a member of the Nominating and Corporate Governance Committee of our Board of Directors.
A. John Hass. Director. John Hass has served as a director since March 2021. Mr. Hass served as chairman of the board and chief executive officer of Rosetta Stone Inc., a leading provider of technology-based learning solutions, from April 2016 to October 2020. Previously, Mr. Hass served as president of Rosetta Stone Inc. from April 2016 to January 2019 and as interim president and chief executive officer from April 2015 to April 2016. From September 2012 until November 2014, he was a senior advisor to Osmium Partners, LLC, an alternative asset management firm. Mr. Hass was a partner at PEAK6 Investments, L.P., a financial services company, from October 2008 through September 2012 and was the senior financial officer of PEAK6 Investments, L.P. from February 2009 through June 2010. Mr. Hass was the chief executive officer of OptionsHouse, a brokerage company and subsidiary of PEAK6 Investments, L.P., from October 2006 until September 2008. From 1988 to October 2006, he was employed at Goldman, Sachs & Co., a subsidiary of the financial services company, The Goldman Sachs Group, Inc., most recently as a managing director in the investment banking division. In addition, Mr. Hass serves on the supervisory board of Babbel GmbH and on the board of directors of ARC Clean Technology, Inc. and The University of Chicago Laboratory Schools, serves as member of the Photography Committee of the Art Institute of Chicago and serves as a trustee of The Museum of Contemporary Photography. Mr. Hass received his B.S. in Finance from the University of Illinois at Urbana-Champaign. Mr. Hass brings to our Board of Directors significant experience in executing value-generative transformation and advancing profitable innovation, as well as deep finance and operational expertise, including with respect to direct-to-consumer, subscription-based business models.
Erin L. Russell. Director. Erin Russell has served as a director since July 2021. Ms. Russell has served as a member of the board of directors of Kadant Inc., a global supplier of engineered systems, since January 2019, and as a board member of Tivity Health Inc., a leading provider of healthy living, fitness and social engagement solutions, from March 2020 until it was acquired in June 2022 and ceased being a public company. She has also served as an industry advisor of Starboard Value Acquisition Corporation, a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, since August 2020. Previously, she was a principal of Vestar Capital Partners, L.P., a private equity firm specializing in management buyouts, recapitalizations and growth equity investments, from August 2001 until

April 2017. While at Vestar, Ms. Russell served on the boards of directors of a number of companies, including most recently as a director of DeVilbiss Healthcare LLC, a company that designs, manufactures and markets respiratory medical products, from 2012 until July 2015 and as a director of 21st Century Oncology Inc., a provider of state-of-the-art radiation therapy and integrated cancer treatments, from 2008 until September 2016. She also served as a director of DynaVox Inc., a communications device manufacturer, from 2004 until 2014. Ms. Russell is currently a member of the school advisory board of St. Thomas Aquinas Catholic School, where she has served since June 2018, and the advisory boards of McIntire School of Commerce and the Jefferson Scholars Foundation at the University of Virginia, where she has served since June 2016 and April 2008, respectively. Ms. Russell holds a B.S. in commerce, with a concentration in accounting, from the McIntire School of Commerce, University of Virginia and an M.B.A. from Harvard Business School. Ms. Russell brings to our Board of Directors a high level of financial literacy and experience with capital and credit markets gained through working with a variety of private equity portfolio companies and from serving on the boards of directors of companies in the healthcare sector.
Francis S. Soistman. Director and Chief Executive Officer. Fran Soistman has served as our Chief Executive Officer and member of our Board of Directors since November 2021. Mr. Soistman founded and previously served as president of Healthcare Management and Transformation Advisory Services LLC, an advisory services company operating in the healthcare space, from January 2020 to November 2021. From January 2013 to September 2019, Mr. Soistman was executive vice president at CVS Health, a health solutions company, and president of government services at Aetna, a managed care company. Prior to his tenure at Aetna, Mr. Soistman co-founded Jessamine Healthcare, having previously served in executive leadership across a number of health care and managed care companies, including Coventry Healthcare, Principal Health Care and Blue Cross Blue Shield of Maryland. Mr. Soistman holds a B.S. in accounting and finance from Towson University and is a graduate of the Stanford University executive program. Mr. Soistman has nearly four decades of diverse experience in healthcare and managed care and brings a demonstrated ability to lead operational transformations, financial turnarounds and accelerated profitable growth businesses in the insurance space.
Cesar M. Soriano. Director. Cesar Soriano has served as a director since May 2021. Mr. Soriano has served as chief executive officer of Confie Corporation, a leading national personal lines insurance distributor, since August 2017. Mr. Soriano joined Confie Corporation in September 2016 as its chief strategy officer and subsequently served as its chief operating officer from November 2016 to July 2017 where he defined and led Confie’s stabilization, integration, innovation and growth plan. Mr. Soriano also served as president and chief executive officer of Interstate National Corporation, a provider of finance and insurance products and services, from 2011 to 2016. Mr. Soriano’s background also includes roles as chief executive officer and president of RSM McGladrey Financial Process Outsourcing Solutions, leader of business transformation at TravelClick, Inc., senior vice president, global operations at Bowne Corporation, vice president, reengineering and strategy at Dun and Bradstreet, and leadership roles at Xerox Corporation. Mr. Soriano started his career having served worldwide, including in Southwest Asia, as a military intelligence officer in the United States Army. Mr. Soriano holds a B.S. in electrical engineering and a M.S. in management information systems from the Florida Institute of Technology. Mr. Soriano identifies as Filipino and Spanish and offers his diversity of experience and background. Mr. Soriano brings to our Board of Directors over 20 years of experience driving key, tangible outcomes in leadership roles within financial, insurance and business services industries, including transformational leadership for companies that rely on online, telephonic and in-person sales operations.
Aaron C. Tolson. Director. Aaron Tolson has served as a director since August 2021. Mr. Tolson has served as a principal and managing director of H.I.G. Capital, an alternative asset manager, since April 2014. Mr. Tolson also serves on the private company boards of General Datatech L.P., Buck Global LLC, Lionbridge Technologies, Inc. and Badger Maps, Inc. Prior to joining H.I.G. Capital, Mr. Tolson was an investment professional at the private equity firms Summit Partners and American Securities. Mr. Tolson was also previously the co-founder and chief executive officer of a mobile enterprise software company. Mr. Tolson holds a B.S. in systems engineering from the U.S. Military Academy at West Point and an M.B.A. from the Stanford Graduate School of Business. Mr. Tolson brings to our Board of Directors extensive experience as a private equity investor, focusing on investments in technology and business services.
Dale B. Wolf. Director. Dale Wolf has served as a director since August 2019 and as Chairperson of our Board of Directors since September 2021. Mr. Wolf served as president and chief executive officer of One Call Care Management, a provider of specialized solutions to the workers’ compensation industry, from January 2016 to February

2019 and as executive chairman from September 2015 to January 2016. Mr. Wolf also served as the president and chief executive officer of DBW Healthcare, Inc., a health care consulting company, from January 2014 to June 2018. Mr. Wolf served as the executive chairman of Correctional Healthcare Companies, Inc., a national provider of correctional healthcare solutions, from December 2012 to July 2014. From 2005 to 2009, Mr. Wolf served as chief executive officer of Coventry Health Care, Inc. (acquired by Aetna, which was acquired by CVS), a diversified national health care company and issuer of health insurance plans, including Medicare Advantage plans, and served as the executive vice president, chief financial officer and treasurer of Coventry Health Care, Inc. from 1996 to 2005. Mr. Wolf holds a B.A. degree in mathematics from Eastern Nazarene College, completed the MIT Sloan School senior executive program and is a Fellow of the Society of Actuaries. Mr. Wolf serves as the chairman of the board of directors of Molina Healthcare, Inc. and as a member of the board of directors of AdaptHealth Corp. Mr. Wolf brings to our Board of Directors extensive knowledge of the managed care and health insurance industry and expertise in executive management, business and financial strategies.
Hudson Cooperation Agreement
Pursuant to a Cooperation Agreement, dated as of March 10, 2021, by and between the Company and Hudson Executive Capital LP (“Hudson”), on behalf of itself and its affiliates and its affiliated funds, which is included as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 11, 2021 (the “Hudson Cooperation Agreement”), we agreed to, among other things, appoint Mr. Hass to the Board of Directors to serve as a Class I director with a term expiring at the 2022 Annual Meeting of Stockholders and to the Strategy Committee of our Board of Directors. We also appointed Mr. Hass to the Compensation Committee of our Board of Directors. Subject to the terms and conditions of the Hudson Cooperation Agreement, we agreed to cooperate in good faith with Hudson to agree on a second director (the “Second Director”) within 45 days of the date of the Hudson Cooperation Agreement, to serve as a Class III director with a term expiring at the 2021 Annual Meeting of Stockholders and to appoint the Second Director to at least one committee of the Board of Directors. We also agreed to nominate the Second Director for re-election at the 2021 Annual Meeting of Stockholders with a term expiring at our 2024 Annual Meeting of Stockholders. As a result of the cooperation between us and Hudson pursuant to the Hudson Cooperation Agreement, we identified Mr. Soriano as the Second Director and appointed Mr. Soriano to our Board of Directors to serve as a Class III director. We also appointed Mr. Soriano to the Compensation Committee of our Board of Directors. The Hudson Cooperation Agreement has expired by its terms.
Starboard Cooperation Agreement
Pursuant to an Agreement, dated May 12, 2021, by and among the Company, Starboard Value LP and certain of its affiliates (collectively, “Starboard”), which is included as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2021 (the “Starboard Cooperation Agreement”), we agreed to, among other things, appoint Erin L. Russell to our Board of Directors as a Class III director with a term expiring at our 2024 Annual Meeting of Stockholders and appoint Ms. Russell to the Audit Committee and Strategy Committee of our Board of Directors. In connection with the Starboard Cooperation Agreement, we agreed to appoint Ms. Brimmer as the Chairperson of the Nominating and Corporate Governance Committee of our Board of Directors, effective upon the conclusion of our 2021 Annual Meeting of Stockholders, and to appoint an independent Chairperson at our Board of Directors’ first regularly scheduled Board of Directors meeting following the 2021 Annual Meeting of Stockholders. The Starboard Cooperation Agreement has expired by its terms.
H.I.G. Investment Agreement
Under the terms of the Investment Agreement, dated February 17, 2021, by and between the Company and Echelon Health SPV, LP (together with its affiliated funds, “H.I.G.”), an investment vehicle of H.I.G. Capital, LLC (“H.I.G. Capital”), which is included as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 18, 2021 (the “H.I.G. Investment Agreement”), H.I.G. is entitled to nominate one individual for election to our Board of Directors for so long as it continues to own at least 30% of the common stock issuable or issued upon conversion of the Series A preferred stock originally issued to it. The director designated by H.I.G. is also entitled to serve on committees of our Board of Directors, subject to applicable law and stock exchange rules. H.I.G. nominated Aaron C. Tolson to our Board of Directors. Mr. Tolson was appointed to our Board of Directors as a Class I director in August 2021, and currently serves as the Chairperson of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee, Equity Incentive Committee and Government and

Regulatory Affairs Committee of the Board of Directors. In addition, if we fail to maintain certain levels of commissions receivable and liquidity, H.I.G. will be entitled to nominate one additional director, and the consent of H.I.G. will be required to approve our annual budget, hire or terminate certain key executives and incur certain indebtedness as outlined in the H.I.G. Investment Agreement.
Board Independence
The Board of Directors has determined that each of its current directors and director nominees, except Mr. Soistman, is independent within the meaning of the Nasdaq Stock Market director independence standards, as currently in effect.
Board of Directors Meetings
The Board of Directors held 12 meetings during 2022. Each of our directors serving on the Board of Directors during 2022 attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served. The independent members of our Board of Directors meet in executive session without management present on a regular basis.
Committees of the Board of Directors
Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Government and Regulatory Affairs Committee and an Equity Incentive Committee, each of which has the composition and responsibilities described below. Each Committee acts pursuant to a written charter approved by the Board of Directors. During a portion of 2022, our Board of Directors also had a Strategy Committee. Our Board of Directors terminated the Strategy Committee in March 2022. From time to time, our Board of Directors also appoints ad hoc committees such as the Financing Committee to facilitate decision-making. The charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available under “Governance” on the Investor Relations page of our website at ir.ehealthinsurance.com.
Audit Committee. The current members of our Audit Committee are Mses. Brooke and Russell and Mr. Livingston. Mr. Livingston is the Chairperson of the Audit Committee. Our Board of Directors has determined that each member of our Audit Committee meets the requirements for independence of the Nasdaq Stock Market and the Securities and Exchange Commission for audit committee membership. Our Board of Directors has also determined that each Audit Committee member meets the financial sophistication requirements of the Nasdaq Stock Market and that each of Mses. Brooke and Russell and Mr. Livingston is an “audit committee financial expert” as defined in Securities and Exchange Commission rules. The Audit Committee held eight meetings during 2022.
Among other duties, our Audit Committee:
•appoints an independent registered public accounting firm to serve as independent auditor to audit our financial statements and internal control over financial reporting;
•discusses the scope and results of the audit with the independent auditor and reviews with management and the independent auditor our interim and year-end operating results;
•reviews the adequacy of our internal accounting controls and audit procedures;
•pre-approves all audit and permissible non-audit and tax services to be performed by the independent auditor; and
•prepares the report that the Securities and Exchange Commission requires in our annual proxy statement.
The Audit Committee has the sole authority and direct responsibility for appointing, retaining, evaluating, compensating, overseeing, and, where appropriate, terminating and replacing the independent auditor. All audit services and permissible non-audit and tax services, other than de minimis non-audit services, to be provided to us by our independent auditor are approved in advance by our Audit Committee.
Compensation Committee. The current members of our Compensation Committee are Ms. Brimmer and Messrs. Hass, Soriano and Tolson. Mr. Tolson is the Chairperson of the Compensation Committee. Our Board of Directors has

determined that each member of our Compensation Committee meets the applicable requirements for independence of the Nasdaq Stock Market and the Securities and Exchange Commission. The purpose of our Compensation Committee is to assist our Board of Directors in determining the compensation of our executive officers and directors. The Compensation Committee held six meetings during 2022.
Among other duties, our Compensation Committee:
•establishes the corporate goals and objectives that pertain to the variable compensation of our Chief Executive Officer;
•evaluates our Chief Executive Officer’s performance;
•determines our Chief Executive Officer’s compensation, based on the Committee’s evaluation of his or her performance and other relevant criteria;
•determines, in consultation with our Chief Executive Officer, the compensation of our executive officers other than the Chief Executive Officer;
•makes recommendations to our Board of Directors regarding the compensation of members of our Board of Directors;
•makes recommendations to our Board of Directors regarding adopting, amending or terminating equity incentive plans (including changes in the number of shares reserved for issuance thereunder);
•establishes, administers, amends and/or terminates incentive compensation plans for our executive officers;
•administers our equity incentive plans and may delegate to another Committee of our Board of Directors the concurrent authority to make awards under our equity incentive plans to individuals other than executive officers;
•reviews and discusses with management and recommends the compensation discussion and analysis to be included in our proxy statement or annual report and issues any compensation-related report required by the Securities and Exchange Commission to be included in our proxy statement or annual report; and
•assesses risks relating to compensation plans and arrangements.
The Compensation Committee may, to the extent permitted under applicable law, the rules of the Nasdaq Stock Market, the Securities and Exchange Commission and the Internal Revenue Code (the “Code”), and our certificate of incorporation and bylaws, form and delegate authority to subcommittees when appropriate.
Nominating and Corporate Governance Committee. The current members of our Nominating and Corporate Governance Committee are Ms. Brimmer and Messrs. Tolson and Wolf. Ms. Brimmer is the Chairperson of the Nominating and Corporate Governance Committee. Our Board of Directors has determined that each member of our Nominating and Corporate Governance Committee meets the applicable requirements for independence of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee held four meetings during 2022.
Among other duties, our Nominating and Corporate Governance Committee:
•identifies, evaluates and recommends nominees to our Board of Directors and committees of our Board of Directors;
•conducts searches for appropriate members of the Board of Directors;
•oversees the evaluation of the performance of our Board of Directors and of individual directors, including conducting annual written and/or oral evaluations with external counsel and offering director continuing education opportunities; and
•reviews developments in corporate governance practices and makes recommendations to the Board of Directors concerning corporate governance matters.
Since the termination of the Strategy Committee in March 2022, the Nominating and Corporate Governance Committee also oversees our strategy relating to environmental, social and governance matters.

Government and Regulatory Affairs Committee. The current members of our Government and Regulatory Affairs Committee are Ms. Brooke and Messrs. Livingston and Tolson. Ms. Brooke is the Chairperson of the Government and Regulatory Affairs Committee. The Government and Regulatory Affairs Committee held four meetings during 2022.
Among other duties, our Government and Regulatory Affairs Committee:
•reviews our goals and objectives relating to the governmental affairs, regulatory, public policy and political developments impacting our business;
•provides insight and awareness to the Board of Directors on emerging issues relating to political and regulatory development at the federal and state levels, and the practical impact to us of such developments; and
•assists in the preparation of our response to any unusual situation or crisis relating to a regulatory or political development.
Equity Incentive Committee. The current members of our Equity Incentive Committee are Messrs. Soistman and Tolson. The Equity Incentive Committee has the authority to grant equity-based awards within certain guidelines approved by the Board of Directors to employees and consultants who are not our executive officers or directors. Equity awards may be granted by the Equity Incentive Committee in accordance with the terms and conditions of the Equity Incentive Committee’s charter and the Equity Award Policy (see description below) adopted by our Board of Directors. The Equity Incentive Committee did not meet in 2022 because our Compensation Committee fulfilled the functions and responsibilities of the Equity Incentive Committee during 2022.
Strategy Committee. Our Board of Directors had a Strategy Committee for a portion of 2022. Mses. Brimmer, Brooke and Russell, and Messrs. Hass and Tolson served as members of the Strategy Committee during 2022. The Strategy Committee did not meet during 2022. Our Board of Directors terminated the Strategy Committee in March 2022.
Non-Employee Director Compensation
Cash Compensation
For their service in 2022, our non-employee directors were entitled to receive cash compensation in accordance with the amounts set forth in the table below. More detail relating to the payments is set forth in the footnotes to the table under “2022 Director Compensation” below. Our non-employee directors receive no compensation on a per-meeting basis, but are entitled to reimbursement of business, travel and related expenses incurred in connection with their attendance at Board of Directors and Committee meetings.

Board of Directors Cash Compensation	Fees ($)
Non-Employee Board Member Annual Retainer	50,000
Chairperson of the Board Additional Annual Retainer	50,000
Lead Independent Director Additional Annual Retainer	35,000
Committee Chairperson Annual Retainers
Audit Committee	25,000
Compensation Committee	15,000
Nominating and Corporate Governance Committee	10,000
Government and Regulatory Affairs Committee	10,000
Strategy Committee(1)	15,000
Non-Chair Committee Member Annual Retainers
Audit Committee	10,000
Compensation Committee	7,500
Nominating and Corporate Governance Committee	5,000
Government and Regulatory Affairs Committee	5,000
Strategy Committee(1)	7,500

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(1)Our Board of Directors terminated the Strategy Committee in March 2022.
Equity Compensation
Pursuant to our Amended and Restated 2014 Equity Incentive Plan (the “2014 Equity Plan”), our Board of Directors approved a program of automatic equity award grants for non-employee directors on the terms specified below:
•Initial Equity Grants. Each non-employee director who first becomes a member of our Board of Directors is entitled to receive a one-time grant of time-based restricted stock units with a value of $200,000, based on the 20-day volume-weighted average trading price of shares of our common stock prior to the date of grant. These initial equity award grants occur when the director takes office. A director who previously was employed by us is not eligible for this grant. The restricted stock units vest annually in four equal installments over four years from the date of grant, subject to the director’s continued service with us.
•Annual Equity Grants. Each non-employee director continuing service on our Board of Directors is entitled to receive, on the date of each annual stockholders’ meeting, an annual grant of restricted stock units with a value of $175,000, based on the 20-day volume-weighted average trading price prior to the date of grant. The restricted stock units vest as to 100% of the shares subject to the grant on the day prior to our annual stockholder meeting, approximately one year following the grant date, subject to the director’s continued service with us. A new director will not receive an annual grant in the same calendar year as the director receives an initial grant. A non-employee director who was previously employed by us is eligible for these annual grants.
•Equity awards granted to non-employee directors under the 2014 Equity Plan will become fully vested upon a Change in Control of eHealth (as defined in the 2014 Equity Plan).
Our Compensation Committee works with its compensation consultant to review director compensation practices at companies in the same peer group used by our Compensation Committee for purposes of reviewing executive compensation (as discussed further below), and our Board of Directors takes this information into account in setting the levels of director compensation.
Stock Ownership Guidelines
Our Board of Directors has approved stock ownership guidelines for our non-employee directors. In September 2020 and April 2021, our Compensation Committee amended our stock ownership guidelines to simplify the stock ownership requirement so that it applies to new and existing directors equally and to permit the Compensation Committee to waive the stock ownership requirement pursuant to any agreement with any of our investors or stockholders approved by our Board of Directors. Pursuant to the amended stock ownership guidelines, each non-employee director is expected to accumulate and hold a number of shares of our common stock with a value equal to five times their annual retainer for service on the Board of Directors (not including retainers for serving as members or as Chairpersons of committees of the Board of Directors, or for serving in the role of Chairperson of the Board or the lead independent director) and to maintain this minimum amount of stock ownership during the director’s tenure on the Board of Directors. Based on our current Board member annual retainer, non-employee directors are expected to hold a number of shares of our common stock with a value equal to $250,000.
The following equity holdings qualify towards satisfaction of the stock ownership guidelines: (i) shares directly owned by the non-employee director or his or her immediate family members; (ii) shares held in trust, limited partnerships or similar entities for the benefit of the non-employee director or his or her immediate family members; (iii) shares subject to restricted stock units or other full-value awards that have vested, but for which the non-employee director has elected to defer settlement of the award to a date beyond the date of vesting; (iv) shares subject to restricted stock units or other full-value awards that are unvested and for which the only requirement to earn the award is continued service to the Company for which the non-employee director has elected to defer the settlement of the award to a date beyond the date of vesting and (v) shares subject to stock options and stock appreciation rights that are vested and in the money.
Non-employee directors are expected to achieve the applicable level of ownership by June 30 following their fourth anniversary of joining the Board of Directors. As of the Record Date, the sole non-employee director who has served on our Board of Directors for more than four years has met the applicable level of stock ownership under the guidelines, while all other non-employee directors still have time to meet the applicable level of stock ownership.
Non-employee directors are not required to purchase shares on the open market in order to comply with the guidelines. In the event the applicable guideline is not achieved with respect to any non-employee director by the applicable deadline, the non-employee director will be required to retain an amount equal to 75% of the net shares received as a result of the exercise of the Company’s stock options or stock appreciation rights or the vesting of restricted stock units or other full-value awards until the applicable guideline has been achieved. Net shares are those shares that remain after shares are sold or netted to pay the exercise price (if any) of equity awards and applicable taxes. Under certain limited circumstances, the guidelines may be waived by our Compensation Committee at its discretion.
2022 Director Compensation
The following table summarizes compensation that our directors earned during 2022 for service on our Board of Directors and any applicable Committee(s) thereof:

Name	Fees Earned in Cash ($)	Stock Awards ($)(1)	Total ($)
Andrea C. Brimmer(2)	69,375	159,142	228,517
Beth A. Brooke(3)	71,875	159,142	231,017
A. John Hass(4)	57,500	159,142	216,642
Randall S. Livingston(5)	80,000	159,142	239,142
Erin L. Russell(6)	61,875	159,142	221,017
Francis S. Soistman(7)	—	—	—
Cesar M. Soriano(8)	57,500	159,142	216,642
Aaron C. Tolson(9)	—	—	—
Dale B. Wolf(10)	105,000	159,142	264,142
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(1)Amounts shown do not reflect compensation actually received. Amounts shown reflect the grant date fair value of the restricted stock units granted in 2022, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). Our accounting policies regarding equity compensation and the assumptions used to compute the fair value of our equity awards are set forth in Notes 1 and 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. The amounts reflected in this table are less than $175,000 due to using a 20-day volume-weighted average trading price prior to the date of grant to convert the dollar value into a number of restricted stock units that are subject to the award.
(2)Ms. Brimmer earned $50,000 as a non-employee member of the Board of Directors, $7,500 for her position as a member of the Compensation Committee, $10,000 for her position as Chairperson of the Nominating and Corporate Governance Committee and $1,875 for her position as a member of the Strategy Committee.
(3)Ms. Brooke earned $50,000 as a non-employee member of the Board of Directors, $10,000 for her position as a member of the Audit Committee, $10,000 for her position as Chairperson of Government and Regulatory Affairs Committee and $1,875 for her position as a member of the Strategy Committee.
(4)Mr. Hass earned $50,000 as a non-employee member of the Board of Directors, $5,625 for his position as a member of the Compensation Committee and $1,875 for his position as a member of the Strategy Committee.
(5)Mr. Livingston earned $50,000 as a non-employee member of the Board of Directors, $5,000 for his position as a member of the Government and Regulatory Affairs Committee and $25,000 for his position as Chairperson of Audit Committee.
(6)Ms. Russell earned $50,000 as a non-employee member of the Board of Directors, $10,000 for her position as a member of the Audit Committee and $1,875 for her position as a members of the Strategy Committee.
(7)Mr. Soistman does not receive any compensation for his services as a member of our Board of Directors. Mr. Soistman’s compensation for his services as our Chief Executive Officer is disclosed in Executive Compensation, Say-on-Pay, Independence of Advisors—2022 Summary Compensation Table.
(8)Mr. Soriano earned $50,000 as a non-employee member of the Board of Directors and $7,500 for his position as a member of the Compensation Committee.
(9)Mr. Tolson waived his cash and equity compensation for his service as a non-employee member of the Board of Directors until further notice to the Company.
(10)Mr. Wolf earned $50,000 as a non-employee member of the Board of Directors, $50,000 for his position as Chairperson of the Board of Directors and $5,000 for his position as a member of the Nominating and Corporate Governance Committee.

All of our non-employee directors (other than Mr. Tolson) have received restricted stock units under the 2014 Equity Plan in connection with their service as members of our Board of Directors. The table below summarizes the outstanding unvested restricted stock units held by our non-employee directors as of December 31, 2022. Certain of our directors have elected to defer settlement of vested restricted stock units pursuant to the terms of a deferral election. The vested restricted stock units for which settlement has been deferred are not included in the table below but are reflected in the table and related footnotes under “Security Ownership of Certain Beneficial Owners and Management.”

Number of Securities Underlying Equity Awards
Director	Grant Date	Type of Award	Number of Shares Subject to Restricted Stock Units Originally Granted	Shares Subject to Outstanding and Unvested Restricted Stock Units as of December 31, 2022
Andrea C. Brimmer	6/15/2022	Restricted Stock Units(1)	16,560	16,560
Beth A. Brooke	8/28/2019 6/15/2022	Restricted Stock Units(2) Restricted Stock Units(1)	1,460 16,560	365 16,560
A. John Hass	3/10/2021 6/15/2022	Restricted Stock Units(2) Restricted Stock Units(1)	3,553 16,560	2,664 16,560
Randall S. Livingston	6/15/2022	Restricted Stock Units(1)	16,560	16,560
Erin L. Russell	7/21/2021 6/15/2022	Restricted Stock Units(2) Restricted Stock Units(1)	3,374 16,560	2,531 16,560
Cesar M. Soriano	5/6/2021 6/15/2022	Restricted Stock Units(2) Restricted Stock Units(1)	2,876 16,560	2,157 16,560
Aaron C. Tolson(3)	—	—	—	—
Dale B. Wolf	8/2/2019 6/15/2022	Restricted Stock Units(2) Restricted Stock Units(1)	1,533 16,560	384 16,560
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(1)Restricted stock units vest as to 100% of the shares subject to the grant on the day prior to our annual stockholder meeting approximately one year following the grant date.
(2)Restricted stock units vest as to 25% of the shares subject to the grant on each anniversary of the grant date.
(3)Mr. Tolson has waived his cash and equity compensation for his service as a non-employee member of the Board of Directors until further notice to the Company.
Executive Officers
The following table sets forth our current executive officers and their ages and the positions they held as of the date of this proxy statement.

Name	Age	Position
Francis S. Soistman	66	Chief Executive Officer and Director
John J. Stelben	61	Senior Vice President, Chief Financial Officer
Roman V. Rariy	51	Chief Operating Officer and Chief Transformation Officer
Gavin G. Galimi	50	Senior Vice President, General Counsel and Secretary
Information pertaining to Mr. Soistman, who is both a director and an executive officer of the Company, may be found in the section above entitled “Continuing Directors.”
John J. Stelben. Senior Vice President, Chief Financial Officer. John Stelben has served as our Chief Financial Officer since November 2022. Mr. Stelben previously served as CFO CVS Integration for Aetna, a managed care company, from December 2017 to December 2018. Prior to that, Mr. Stelben served in a number of positions of increasing responsibility at Aetna, including CFO Government Programs, which included Medicare, Medicaid and public exchange businesses, from June 2013 to December 2017. Mr. Stelben also served in various senior leadership roles at Coventry Health Care, Inc, a health insurance provider, for over 18 years. Mr. Stelben is a certified public accountant (inactive) and holds a B.S. degree in accounting from Fairfield University that he received in 1983.
Roman V. Rariy. Chief Operating Officer and Chief Transformation Officer. Mr. Rariy has served as our Chief Operating Officer and Chief Transformation Officer since March 2022. Prior to joining us, Mr. Rariy served as chief transformation officer of Lionbridge, a company that delivers translation and localization solutions, from March 2020 to February 2022. At Lionbridge, Mr. Rariy created and directed successful enterprise-wide initiatives focused on the organization and technology operations. Prior to joining Lionbridge, Mr. Rariy served as head of operations and chief operating officer at the Kraft Heinz Company, a food and beverage company, for Australia and New Zealand from January 2017 to July 2019, and served in the same capacity for China from February 2015 to December 2016. Mr. Rariy holds an M.B.A. in healthcare management from the Wharton School of the University of Pennsylvania and a B.S. and Ph.D. in chemistry from the Lomonosov Moscow State University.
Gavin G. Galimi. Senior Vice President, General Counsel and Secretary. Mr. Galimi has served as our Senior Vice President, General Counsel and Secretary since June 2022. Mr. Galimi has a wealth of experience in the health insurance sector, including 15 years at UnitedHealth Group, a health insurance provider. He most recently served as General Counsel for UnitedHealthcare Specialty Benefits, a health insurance provider, from April 2017 to December 2021. In 2017, he co-founded Stratagem Investments, a private equity firm focused on solving society’s inequities, including disparities in access to quality care. From 2006 to 2017, Mr. Galimi held various positions with March Vision Care, a provider of vision care benefits acquired by UnitedHealth Group, including Chief Financial Officer, Chief Compliance Officer, General Counsel, and Executive Vice President. He has served as an officer or director of numerous health insurance subsidiaries of UnitedHealth Group. Mr. Galimi earned his J.D., B.S. in Biological Sciences, and B.A. in International Relations at the University of Southern California.
Corporate Governance Matters
Code of Business Conduct
Our Board of Directors has adopted a code of business conduct (the “Code of Business Conduct”), which is applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions, and our contractors, consultants and agents. The Code of Business Conduct is available under “Governance” on the Investor Relations page of our website at ir.ehealthinsurance.com.
Corporate Governance Guidelines
Our Board of Directors has adopted corporate governance guidelines (the “Corporate Governance Guidelines”) that address the role and composition of, and policies applicable to, the Board of Directors. The Nominating and Corporate Governance Committee annually reviews our Corporate Governance Guidelines and reports any recommendations regarding amendment thereof to our Board of Directors. Our Corporate Governance Guidelines were last amended in December 2022 and are available under “Governance” on the Investor Relations page of our website at ir.ehealthinsurance.com.
Equity Award Policy
Our Board of Directors adopted an equity award policy (the “Equity Award Policy”) in November 2006, which was amended and restated in December 2021. The Equity Award Policy provides that:
•Our Compensation Committee may grant equity awards to our directors, officers, employees or consultants;
•Our Equity Incentive Committee may grant equity awards to our employees or consultants, subject to the limitations that (i) the recipient has not already received an equity award from us, (ii) the recipient is not an officer or member of our Board of Directors, and (iii) the Equity Incentive Committee may not grant options to purchase shares of our common stock or stock appreciation rights for more than a number of shares (determined by dividing $1,500,000 by the closing price of our common stock on the trading date prior to the approval date of our Equity Incentive Committee) per grantee, and may not grant restricted stock or restricted stock units for more than a number of shares (determined by dividing $900,000 by the closing price of our common stock on the trading date prior to the approval date of our Equity Incentive Committee) per grantee, unless the Compensation Committee approves a revised limit;
•Our Compensation Committee will approve grants of equity awards (i) to new hires or to recently promoted employees at the first Compensation Committee meeting on or after the employee’s first day of employment or the day of the employee’s promotion and (ii) to existing directors, officers, employees or consultants (other than recently promoted employees) at the first regularly scheduled Compensation Committee meeting in a calendar quarter;
•For accounting, tax and securities law purposes, all awards are effective on the “date of grant,” which is the later of (i) the 10th business day after the date when the applicable Committee approved the awards or (ii) the first business day of the following month after the applicable Committee approved the awards; and
•The exercise price of all options and stock appreciation rights is required to be equal to or greater than the closing price of our common stock on the date of grant.
Insider Trading Policy
Our Board of Directors adopted an insider trading compliance program in August 2006, which was last amended and restated in March 2023 and was renamed as our Insider Trading Policy as part of the amendment and restatement. The Insider Trading Policy prohibits trading of our securities based on material, nonpublic information regarding our Company and applies to our and our subsidiaries’ directors, employees, including our executive officers, consultants, contractors and advisors, and, in each case, members of their immediate families, other family members who live in their same household and any entity whose securities transactions they influence, direct or control (collectively, the “Insiders”). The Insiders are generally prohibited from, among other things, trading on material, nonpublic information, holding our securities in a margin account or pledging our securities as collateral for a loan, “tipping,” with respect to our directors, officers and employees and those consultants, contractors and advisors we identify, trading during our quarterly trading blackout periods, conducting short sales of our securities, trading in derivative securities (e.g., “puts,” “calls,” or other similar hedging instruments) relating to our securities, placing open orders with brokers in violation of the Insider Trading Policy and disclosing material nonpublic information relating to our Company or our subsidiaries.
Consideration of Director Nominees
Stockholder Recommendations and Nominations. The policy of our Board of Directors is to consider recommendations for director candidates from stockholders holding not less than one percent (1%) of the outstanding shares of our common stock continuously for at least twelve months prior to the date of submission of the recommendation. Our Board of Directors has established the following procedures by which these stockholders may submit recommendations regarding director candidates:
•To recommend a candidate for election to the Board of Directors, a stockholder meeting the criteria set forth above must notify the Nominating and Corporate Governance Committee by writing to our General Counsel at the following address:
General Counsel (Director Recommendation)
eHealth, Inc.
2625 Augustine Drive, Suite 150
Santa Clara, CA 95054
•The stockholder’s notice is required to set forth the following information:
•the candidate’s name and home and business contact information;
•detailed biographical data and relevant qualifications of the candidate;
•a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership set forth below;
•information regarding any relationship between the candidate and us;
•the candidate’s written consent to be named in our proxy statement and proxy if selected, and to serve on our Board of Directors if elected;
•evidence of the required ownership of common stock by the recommending stockholder; and
•other information that the stockholder believes is relevant in considering the candidate.

A stockholder that instead desires to nominate a person directly for election to the Board of Directors at an annual meeting of stockholders must meet applicable requirements, including the deadlines and other requirements set forth in our bylaws.
Director Qualifications. Our Board of Directors believes that it is necessary for each of our directors to possess many qualities, skills and attributes. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and attributes required of members of our Board of Directors in the context of the current make-up of our Board of Directors. According to our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will consider the following in connection with its evaluation of director candidates:
•the current size, composition and organization of the Board of Directors and the needs of the Board of Directors and its committees;
•such factors as character, integrity, judgment, diversity of experience, race and gender, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments; and
•such other factors as the Nominating and Corporate Governance Committee may consider appropriate.
The minimum qualifications and skills that each director should possess include (i) strong professional and personal ethics and values, (ii) broad experience at the policy-making level in business, government, education, technology or public interest and (iii) the ability to assist with and make significant contributions to our success. Our Board of Directors and Nominating and Corporate Governance Committee review and assess the continued relevance of and emphasis on these factors as part of the Board of Directors’ annual self-assessment process and in connection with candidate searches to determine if they are effective in helping to satisfy our goal of creating and sustaining a Board of Directors that can appropriately support and oversee the Company’s activities. Our Board of Directors and Nominating and Corporate Governance Committee believe that it is important that our directors represent diverse viewpoints and consider diversity of experience, skills, background, race and gender in their evaluation of director candidates. During the past five years, our Board of Directors has added three women directors, including one who is a member of the LGBT+ community, as well as one director who self-identifies as Asian and Hispanic.
The Nominating and Corporate Governance Committee evaluates the foregoing factors, among others, and does not assign any particular weight or priority to any of these factors.
Identification and Evaluation of Nominees for Director. The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates for election to our Board of Directors and candidates for filling vacancies on our Board of Directors. The Nominating and Corporate Governance Committee may consider bona fide candidates from all relevant sources, including current Board members, professional search firms and other persons. The Nominating and Corporate Governance Committee will also consider bona fide director candidates recommended by stockholders pursuant to the requirements set forth above. The Nominating and Corporate Governance Committee is responsible for evaluating director candidates in light of the Board of Directors membership criteria described above, based on all relevant information and materials available to the Nominating and Corporate Governance Committee. This includes information and materials provided by stockholders recommending director candidates, professional search firms and other parties.
Stockholder Communication with Directors. The Board of Directors believes that stockholders should have an opportunity to communicate with the Board of Directors. Any communication from a stockholder to the Board of Directors generally or to a particular director should be in writing and should be delivered to our General Counsel at our principal executive offices. Each such communication should set forth (i) the name and address of the stockholder, as they appear on our books, and if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and (ii) the class and number of shares of our stock that are owned of record by the record holder and beneficially by such beneficial owner. Our General Counsel will monitor these communications. The General Counsel will, in consultation with appropriate directors as necessary, generally screen out communications from stockholders that are (i) solicitations for products and services, (ii) matters of a personal nature not relevant for stockholders or (iii) matters of a type that render them improper or irrelevant to the functioning of the Board of Directors and us. Summaries of appropriate communications will be provided to the Board of Directors at each regularly scheduled meeting of the Board of Directors. The Board of Directors generally meets on at least a quarterly basis. Where the nature of a communication warrants, the General Counsel may determine, in his or her judgment, to obtain the more immediate attention of the appropriate Committee of the Board of Directors or an individual director and may consult our independent advisors or management regarding the communication. The General Counsel may decide in the exercise of his or her judgment whether a response to any stockholder communication is necessary.
The procedures described above do not apply to communications to non-employee directors from our officers or directors who are stockholders or to stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Attendance at Annual Meeting of Stockholders
The Board of Directors encourages directors to attend our annual meetings of stockholders. All of our then-current directors attended the Annual Meeting of Stockholders held June 15, 2022.
Compensation Committee Interlocks and Insider Participation
The directors who were members of our Compensation Committee during part or all of 2022 were Andrea C. Brimmer, A. John Hass, Cesar M. Soriano and Aaron C. Tolson. None of the current or past members of our Compensation Committee has at any time been an officer or employee of ours while serving on the committee. None of our executive officers serves, or in the past fiscal year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Board Leadership Structure
Our Corporate Governance Guidelines provide that the Board of Directors should be free to choose a Chairperson of the Board and/or a lead independent director in any way it deems best for the Company at a given point in time. Our Board of Directors recognizes that no single leadership model is right for all companies at all times and periodically reviews its leadership structure as a result. Dale B. Wolf, an independent director, was appointed as Chairperson of the Board of Directors in September 2021. The Chairperson of our Board of Directors has the following responsibilities:
•develop the agendas for all meetings of the Board of Directors with the Chief Executive Officer; and
•call special meetings of the independent directors, develop agendas for such meetings and chair all meetings of independent directors.
Accordingly, the Chairperson of our Board of Directors has the ability to shape the work of our Board of Directors. Our Board of Directors believes that our current leadership structure promotes the independence of our Board of Directors in its oversight of our business affairs and facilitates information flow between management and our Board of Directors.
Risk Oversight
The Board of Directors takes an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. Our management keeps the Board of Directors apprised of significant risks facing the Company and the approach being taken to understand, manage and mitigate such risks. Specifically, strategic risks are overseen by the full Board of Directors and the ad hoc Financing Committee of the Board of Directors; regulatory risks are overseen by the Government and Regulatory Affairs Committee of the Board of Directors; financial and cybersecurity risks are overseen by the Audit Committee of the Board of Directors; risks relating to compensation plans and arrangements are overseen by the Compensation Committee of the Board of Directors; and risks associated with director independence and potential conflicts of interest, and environmental, social and governance matters are overseen by the Nominating and Corporate Governance Committee of the Board of Directors. Additional review or reporting on enterprise risks is conducted as needed or as requested by the full Board of Directors or the appropriate committee. In addition, our Chairperson of the Board of Directors promotes communication and consideration of matters presenting significant risks to us through his role in contributing to meetings of our Board of Directors and acting as a conduit between our independent directors and our Chief Executive Officer on sensitive issues.

Environmental, Social and Governance (“ESG”)
We published our inaugural Sustainability Report in 2021, which marked the beginning of our ESG journey as we made a company-wide commitment to a stronger focus on our long-term ESG opportunities and risks while also embedding them into our corporate strategy. Our report and future strategy are informed by an internal materiality assessment, and relevant topics identified through third-party reporting frameworks including Sustainability Accounting Standards Board, Global Reporting Initiative, and the United Nations Sustainable Development Goals. In 2022, we published our second Sustainability Report. We are dedicated to making a difference in the lives of consumers, for our associates, partners and stockholders, and society. For further information about our ESG initiatives and achievements, please refer to our Annual Report on Form 10-K for the year ended December 31, 2022 and the Sustainability Reports available under “Governance” on the Investor Relations page of our website at ir.ehealthinsurance.com.
Board Diversity
Our Board of Directors has strong business experience, relevant leadership skills and diversity among its membership. After the Annual Meeting, if our director nominees are elected as recommended by our Board of Directors, and following the departure of Mr. Livingston who is not standing for re-election, we expect seven of eight remaining directors will be independent and four of eight directors will be gender or ethnically diverse.
The members of our Board of Directors represent a diverse perspective. The Board of Directors currently is made up of nine members and has always included a majority of independent directors. A matrix showing the diversity of our Board of Directors is as follows:

Board Diversity Matrix (as of May 1, 2023)
Total Number of Directors	9
	Female	Male	Non-Binary	Did not Disclose Gender
Part I: Gender Identity
Directors	3	5	—	1
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	4	—	—
Two or More Races or Ethnicities	—	1	—	—
LGBTQ+	1
Did not Disclose Demographic Background	1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, as of the Record Date, as to shares of common stock and Series A preferred stock beneficially owned by:
•each person who is known by us to own beneficially more than 5% of our common stock or Series A preferred stock;
•each of our directors and nominees;
•each of our Named Executive Officers; and
•all of our directors, nominees and current executive officers as a group.
The information provided in the table is based on our records, information filed with the Securities and Exchange Commission and information furnished by the respective individuals or entities, as the case may be.
The beneficial ownership percentages shown in the table below are based on 27,708,042 shares of common stock outstanding as of the Record Date and 2,250,000 shares of Series A preferred stock outstanding as of the Record Date. The voting power percentages shown in the table below are based on an aggregate of 31,389,847 votes to which the holders of our capital stock were entitled as of the Record Date, comprised of (i) an aggregate of 27,708,042 votes to which the holders of our outstanding common stock were entitled as of the Record Date and (ii) 3,681,805 votes to which the holder of all of our outstanding Series A preferred stock was entitled as of the Record Date. Stockholders holding shares of our common stock or Series A preferred stock at the close of business on the Record Date vote as a single class at the Annual Meeting. For additional information regarding the voting rights of the Series A preferred stock, including the calculation of the number of votes that each holder of Series A preferred stock is entitled to, please see the Certificate of Designations previously filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 3, 2021.
In computing the number of shares of common stock beneficially owned by a person and the beneficial ownership and voting percentages of that person, we deemed outstanding (i) shares of common stock subject to options held by that person that were exercisable on or within 60 days after the Record Date and (ii) shares of common stock issuable upon the vesting of restricted stock units within 60 days after the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the beneficial ownership or voting percentages of any other person.
We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock and Series A preferred stock that they beneficially own, subject to applicable community property laws.

	Common Stock		Series A Preferred Stock
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Percentage of Total Voting Power
5% Stockholders
Echelon Health SPV, LP (2) 1450 Brickell Avenue, 31st Floor Miami, FL 33131	—	—	2,250,000	100.0%	11.7%
Palo Alto Investors LP(3) 470 University Avenue Palo Alto, CA 94301	2,484,479	9.0%	—	—	7.9%
8 Knots Management, LLC(4) 4530 Woodfin Drive Dallas, TX 75220	2,203,848	8.0%	—	—	7.0%
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	2,045,273	7.4%	—	—	6.5%
Millennium Management LLC(6) 399 Park Avenue New York, NY 10022	1,568,549	5.7%	—	—	5.0%
Named Executive Officers, Directors and Director Nominees
Francis S. Soistman(7)	266,184	*	—	—	*
John J. Stelben	—	*	—	—	—
Roman V. Rariy(8)	17,332	*	—	—	*
Gavin G. Galimi(9)	19,961	*	—	—	*
Christine A. Janofsky(10)	11,653	*	—	—	*
Phillip A. Morelock(11)	14,700	*	—	—	*
Andrea C. Brimmer(12)	27,701	*	—	—	*
Beth A. Brooke(13)	23,507	*	—	—	*
A. John Hass(14)	29,337	*	—	—	*
Randall S. Livingston(15)	63,338	*	—	—	*
Erin L. Russell(16)	21,726	*	—	—	*
Cesar M. Soriano(17)	17,998	*	—	—	*
Aaron C. Tolson	—	*	—	—	—
Dale B. Wolf(18)	86,969	*	—	—	*
All current executive officers, directors and director nominees, as a group (12 persons)(19)	574,053	2.1%	—	—	1.8%
––––––––––––––
*    Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)Unless otherwise indicated, the address for each beneficial owner is c/o eHealth, Inc., 2625 Augustine Drive, Suite 150, Santa Clara, CA 95054.
(2)2,250,000 shares of Series A preferred stock are held directly by Echelon Health SPV, LP (“Echelon LP”). The Series A preferred stock is convertible into common stock at the option of the holder at any time at a conversion rate equal to (i) the Accrued Value (as defined below) plus payable in kind dividends that have accrued since the most recent semi-annual dividend payment date but that have not yet been added to the Accrued Value, divided by (ii) the conversion price as of the applicable conversion date. As of the Record Date, the conversion price was equal to $79.5861. The conversion price is subject to further adjustment in the future pursuant to the terms of the Certificate of Designations. “Accrued Value” means, as of any date, with respect to any share of Series A preferred stock, the sum of (i) $100, plus (ii) on June 30 and December 31 of each year and on a cumulative basis, all payable in kind dividends that have accrued on such share but that have not previously been added to the Accrued Value. There are certain conditional share caps on the number of shares issuable upon conversion of the Series A preferred stock that are set forth in the Certificate of Designations. The Series A preferred stock is entitled to vote together with the common stock as a single class on all matters submitted to a vote of the holders of the common stock. Subject to certain voting limitations set forth in the H.I.G. Investment Agreement and in the Certificate of Designations, the Series A preferred stock is entitled to the number of votes, rounded down to the nearest whole number, equal to the quotient of (i) the aggregate

Accrued Value of the issued and outstanding shares of Series A preferred stock, divided by (ii) $69.684 (which is the “Minimum Price” computed in accordance with the Certificate of Designations). Based on this calculation, Echelon LP will be entitled to 3,681,805 votes at the Annual Meeting. Echelon Health SPV GP, LLC (“Echelon GP”) is the general partner of Echelon LP. H.I.G. Echelon, LP (“Holdco”) is the sole member of Echelon LP. H.I.G. Middle Market LBO Fund III, L.P. (“Middle Market LBO III”) is the controlling interest holder of Holdco and Echelon GP. H.I.G. Middle Market Advisors III, LLC (“Middle Market Advisors III”) is the general partner of Middle Market LBO III and the manager of Echelon GP. H.I.G.-GPII, Inc. (“GPII” and together with Echelon LP, Echelon GP, Holdco, Middle Market LBO III and Middle Market Advisors III, the “HIG Funds”) is the general partner of Holdco and the manager of Middle Market Advisors III. Sami W. Mnaymneh and Anthony A. Tamer are the sole shareholders of GPII. As a result of the foregoing relationships, each of the HIG Funds and Messrs. Mnaymneh and Tamer may be deemed to beneficially own the Series A preferred stock held by Echelon LP. Messrs. Mnaymneh and Tamer disclaim beneficial ownership of the securities held by the HIG Funds except to the extent of their pecuniary interest therein. The address of each of the HIG Funds and Messrs. Mnaymneh and Tamer is 1450 Brickell Avenue, 31st Floor, Miami, FL 33131.
(3)Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2023 by Palo Alto Investors LP (“PAI”), PAI LLC (“PAI GP”), Patrick Lee, MD and Anthony Joonkyoo Yun, MD. PAI, PAI GP, Dr. Lee and Dr. Yun reported shared voting power and shared dispositive power over 2,484,479 shares of common stock as of December 31, 2022. PAI is a registered investment adviser and investment adviser of investment limited partnerships, and is the investment adviser to other investment funds. PAI GP is the general partner of investment limited partnerships. PAI’s clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Dr. Lee and Dr. Yun co-manage PAI. Each of PAI, PAI GP, Dr. Lee and Dr. Yun disclaims beneficial ownership of the shares except to the extent of such entity’s or individual’s pecuniary interest therein. The address of each of PAI, PAI GP, Dr. Lee and Dr. Yun is 470 University Avenue, Palo Alto, CA 94301.
(4)Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2023 by 8 Knots Management, LLC (“8 Knots Management”), Scott Green, 8 Knots Fund, LP (“8 Knots Fund”) and 8 Knots GP, LP (“8 Knots GP”). 8 Knots Management and Scott Green reported shared voting power and shared dispositive power over 2,203,848 shares of common stock and 8 Knots Fund and 8 Knots GP reported shared voting power and shared dispositive power over 1,607,477 shares of common stock as of December 31, 2022. 8 Knots Management is the general partner of 8 Knots GP and serves as investment manager to 8 Knots Fund. 8 Knots GP is the general partner of 8 Knots Fund. Mr. Green is the sole member and managing member of 8 Knots Management. 8 Knots Fund beneficially owns 1,607,477 shares and 8 Knots GP, 8 Knots Management and Mr. Green may be deemed to have beneficial ownership over such shares. 8 Knots Management also serves as a sub-adviser to another private investment fund (the “Sub-Advised Fund”) which beneficially owns 599,371 shares. 8 Knots Management and Mr. Green may be deemed to have beneficial ownership over the shares directly owned by the Sub-Advised Fund. 8 Knots Management and Mr. Green disclaim beneficial ownership of the shares owned by the Sub-Advised Fund. The address of each of 8 Knots Fund, 8 Knots GP, 8 Knots Management and Mr. Green is 4530 Woodfin Drive, Dallas, Texas 75220.
(5)Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2023 by BlackRock, Inc. (“BlackRock”). In the BlackRock Schedule 13G/A, BlackRock reported sole voting power over 1,961,899 shares of common stock and sole dispositive power over 2,045,273 shares of common stock as of December 31, 2022. The Schedule 13G/A further reports that (a) various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of our common stock beneficially owned by BlackRock; and (b) no one person’s interest in the shares of our common stock beneficially owned by BlackRock is more than five percent of our total outstanding common shares. BlackRock’s address is 55 East 52nd Street, New York, NY 10055.
(6)Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 9, 2023 by Millennium Management LLC (“Millennium”), Millennium Group Management LLC (“Millennium Group”) and Israel A. Englander. Millennium, Millennium Group and Mr. Englander reported shared voting power and shared dispositive power over 1,568,549 shares of common stock as of December 31, 2022. Millennium Group is the managing member of Millennium and Mr. Englander is the sole voting trustee of the managing member of Millennium Group. Such shares are held by entities subject to voting control and investment discretion by Millennium and/or other investment managers that may be controlled by Millennium Group and Mr. Englander. The foregoing should not be construed in and of itself as an admission by Millennium, Millennium Group or Mr. Englander as to beneficial ownership of the securities held by such entities. The address of each of Millennium, Millennium Group and Mr. Englander is 399 Park Avenue, New York, NY 10022.
(7)Includes 41,666 shares of common stock issuable upon exercise of stock options and 781 shares of common stock issuable upon vesting of restricted stock units.
(8)Includes 4,793 shares of common stock issuable upon vesting of restricted stock units.
(9)Includes 19,861 shares of common stock issuable upon vesting of restricted stock units.
(10)Reflects shares of common stock held as of October 10, 2022 as reported on a Form 4 filed with the Securities and Exchange Commission on October 12, 2022 by Ms. Janofsky. Ms. Janofsky’s employment with the Company was terminated without cause effective November 11, 2022. Ms. Janofsky did not have any outstanding option awards or unvested restricted stock units as of the Record Date.
(11)Reflects shares of common stock held of July 16, 2022 as reported on a Form 4 filed with the Securities and Exchange Commission on July 19, 2022 by Mr. Morelock. Mr. Morelock’s employment with the Company was terminated without cause effective August 3, 2022. Mr. Morelock did not have any outstanding option awards or unvested restricted stock units as of the Record Date.
(12)Includes 1,611 shares of vested restricted stock units that have been deferred pursuant to the terms of a deferral election and 16,560 shares of common stock issuable upon vesting of restricted stock units.
(13)Includes 16,560 shares of common stock issuable upon vesting of restricted stock units.
(14)Includes 16,560 shares of common stock issuable upon vesting of restricted stock units.
(15)Includes 24,585 shares of vested restricted stock units that have been deferred pursuant to the terms of a deferral election and 16,560 shares of common stock issuable upon vesting of restricted stock units.

(16)Includes 16,560 shares of common stock issuable upon vesting of restricted stock units.
(17)Includes 17,279 shares of common stock issuable upon vesting of restricted stock units.
(18)Includes 35,000 shares held by the Dale B. Wolf Generation Skipping Trust and 16,560 shares of common stock issuable upon vesting of restricted stock units.
(19)Includes an aggregate of 41,666 shares of common stock issuable upon exercise of stock options, 142,074 shares of common stock issuable upon vesting of restricted stock units and 26,196 shares of vested restricted stock units that have been deferred pursuant to the terms of a deferral election.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, and any currently proposed transaction, to which we were or will be a participant, in which:
•The amounts involved exceeded or will exceed $120,000; and
•A director, director nominee, executive officer, holder of more than 5% of our common stock or Series A preferred stock or any member of any such person’s immediate family had or will have a direct or indirect material interest.
We also describe below certain other transactions with our directors, executive officers and stockholders.
H.I.G. Investment Agreement
On February 17, 2021, we entered into the H.I.G. Investment Agreement described in “Directors, Executive Officers and Corporate Governance—H.I.G. Investment Agreement” above and in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 18, 2021. On April 30, 2021, upon the terms and subject to the conditions set forth in the H.I.G. Investment Agreement, we issued and sold 2,250,000 shares of our newly designated Series A preferred stock, at an aggregate purchase price of $225,000,000, at a price of $100 per share (the “Private Placement”). We received $216.2 million in proceeds from the Private Placement, after deducting sales commissions and certain transaction fees.
The H.I.G. Investment Agreement and the Certificate of Designations include a number of covenants and other rights, including, but not limited to, dividends, redemption put and call rights, liquidation rights, Board nomination rights, and voting rights. The H.I.G. Investment Agreement is included as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 18, 2021 and the Certificate of Designations is included as an exhibit to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 3, 2021.
Board Compensation
Our non-employee directors are entitled to cash compensation and equity award grants for service on our Board of Directors. For more information regarding these arrangements, see “Directors, Executive Officers and Corporate Governance—Non-Employee Director Compensation” above.
We have entered into offer letters or employment related agreements with each of our executive officers. For more information regarding these arrangements, see “Executive Compensation, Say-on-Pay, Independence of Advisors—Employment Agreements, Severance Agreements and Change of Control Arrangements” below.
Indemnification Agreements and Limitation of Liability
Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred or suffered in connection with their service to us or on our behalf. Our bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her action in that capacity, regardless of whether Delaware law would otherwise permit indemnification. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their actions as directors.
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Equity Award Grants
We have granted restricted stock units and options to purchase shares of our common stock to our directors and executive officers. See “Directors, Executive Officers and Corporate Governance—Non-Employee Director Compensation,” “Executive Compensation, Say-on-Pay, Independence of Advisors—Compensation Discussion and Analysis—Compensation Elements,” “Executive Compensation, Say-on-Pay, Independence of Advisors—2022 Outstanding Equity Awards at Fiscal Year-End,” and “Executive Compensation, Say-on-Pay, Independence of Advisors—2022 Option Exercises and Stock Vested at Fiscal Year-End.”
Policies and Procedures with Respect to Related-Party Transactions
The charter of our Audit Committee requires that members of the Audit Committee, all of whom are independent directors, review and oversee all related-party transactions in accordance with applicable rules and regulations. In addition, the Audit Committee is responsible for reviewing, approving and monitoring our Code of Business Conduct. Our Code of Business Conduct requires that our employees obtain approval from our General Counsel prior to engaging in activity that may constitute a conflict of interest where their interests may conflict with the Company’s interests. There were no related-party transactions during 2022 that required review, approval or ratification pursuant to our policies and procedures, or for which such policies and procedures were not followed. Except for the compensation of directors and executive officers and the transactions described earlier and as set forth above, none of our directors, director nominees, executive officers or holders of more than 5% of our common stock or Series A preferred stock was involved in any related-party transactions.

EXECUTIVE COMPENSATION, SAY-ON-PAY, INDEPENDENCE OF ADVISORS
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes our executive compensation program and philosophy and the material elements of compensation awarded to, earned by, and/or paid to our Chief Executive Officer, our current and former Chief Financial Officers and our other named executive officers for 2022 as set forth under “Our Named Executive Officers” below (collectively, our “Named Executive Officers”). This Compensation Discussion and Analysis is intended to be read in conjunction with the tables immediately following this section, which provide further historical compensation information.
Our Company
We are a leading private health insurance marketplace with a technology and service platform that provides consumer engagement, education and health insurance enrollment solutions. Our mission is to expertly guide consumers through their health insurance enrollment and related options, when, where and how they prefer. Our platform leverages technology to solve a critical problem in a large and growing market by aiding consumers in what has traditionally been a complex, confusing and opaque health insurance purchasing process.
Our omnichannel consumer engagement platform differentiates our offering from other brokers and enables consumers to use our services online, by telephone with a licensed insurance agent or through a hybrid online assisted interaction that includes live agent chat and co-browsing capabilities. We have created a consumer-centric marketplace that offers consumers a broad choice of insurance products that includes thousands of Medicare Advantage, Medicare Supplement, Medicare Part D prescription drug, individual, family, small business, and other ancillary health insurance products from approximately 200 health insurance carriers across all fifty states and the District of Columbia. Our plan recommendation tool curates this broad plan selection by analyzing customer health-related information against plan data for insurance coverage fit. This tool is supported by a unified data platform and is available to our ecommerce customers and our licensed agents. We strive to be the most trusted partner to the consumer in their life’s journey through the health insurance market.
Our focus on marketing of Medicare-related health insurance products has enabled our business to benefit from (1) strong demographic trends, including 10,000 people on average turning 65 every day over the next ten years, (2) the increasing proportion of the Medicare eligible population that is choosing commercial insurance solutions rather than obtaining healthcare through the original Medicare program, and (3) consumers’ growing propensity to comparison shop, including for healthcare.
Our Named Executive Officers
Our Named Executive Officers for 2022 were as follows:

Name	Title
Francis S. Soistman	Chief Executive Officer
John J. Stelben	Senior Vice President, Chief Financial Officer
Roman V. Rariy	Chief Operating Officer and Chief Transformation Officer
Gavin G. Galimi	Senior Vice President, General Counsel and Secretary
Christine A. Janofsky	Former Senior Vice President, Chief Financial Officer
Phillip A. Morelock	Former Chief Digital Officer
In 2022, we experienced significant turnover in our executive leadership. With the exception of Mr. Soistman, who became our Chief Executive Officer in November 2021, all of our other current executive officers joined us during 2022 and none of our other named executive officers for 2021 are still employed by the Company. Changes to our executive officer team in 2022 include the following:
•Senior Vice President, Chief Financial Officer: Ms. Janofsky’s employment with the Company was terminated without cause effective November 11, 2022. On November 14, 2022, John Stelben joined the Company as Senior Vice President, Chief Financial Officer.

•Chief Operating Officer and Chief Transformation Officer. On March 1, 2022, Mr. Rariy joined the Company as Chief Operating Officer and Chief Transformation Officer.
•Senior Vice President, General Counsel and Secretary. On June 27, 2022, Mr. Galimi joined the Company as Senior Vice President, General Counsel and Secretary.
•Former Chief Digital Officer. Mr. Morelock’s employment with the Company was terminated without cause effective August 3, 2022.
Our Business Environment and Certain Achievements
In 2022, we began implementing a business transformation plan with the ultimate goal of returning to sustainable profitable growth and positive cash flow generation. As part of the plan, we implemented changes to our marketing and sales processes aimed at lowering the cost of member acquisition, improving the quality of leads, and further enhancing consumer experience on our platform. In April of 2022, we initiated a company-wide cost reduction initiative. This included a temporary reduction in marketing spend as we de-emphasized campaigns and channels that did not support our newly established criteria for lead quality and return on investment and, instead, focused on a subset of best performing channels. Accordingly, we reduced our agent headcount ahead of the 2022 fourth quarter Medicare Annual Enrollment Period compared to the fourth quarter of 2021. While our enrollment volumes and revenue declined in 2022 compared to 2021 as a result of these actions, we were able to generate approximately $114 million in net operating cost savings while also significantly improving the performance of our sales and marketing organizations.
The impact of our operational improvements was especially pronounced during the fourth quarter of 2022 with telesales conversions increasing 25% compared to the fourth quarter of 2021 driven by higher lead quality and increased effectiveness of our telesales agents. We have also substantially improved our profitability and cash flow in the fourth quarter of 2022 compared to the same period in 2021, reflecting early results of our business transformation. The initiatives implemented in 2022 also allowed us to enter 2023 on a significantly improved cost foundation and guide to revenue and enrollment growth accompanied by significant improvement in profitability metrics.
In 2022, we also laid the foundation for business and revenue diversification by extending our dedicated carrier services including business process outsourcing and member engagement. Growing revenue outside of our core Medicare broker of record business is an important element of our plan for returning to sustainable profitable growth.
Following the appointment of Mr. Soistman as our Chief Executive Officer in November 2021, we continued to go through significant leadership changes in 2022 as Mr. Soistman reconstituted eHealth’s senior leadership team. In 2022, in addition to the changes to our executive officer team noted above, we also appointed a new Chief Accounting Officer, a new Chief Marketing Officer and a new Chief People Officer.
Our 2022 financial results and operating highlights include:
•Total revenue was $405.4 million for the year ended December 31, 2022, a 25% decrease compared to the same period in 2021. Fourth quarter 2022 revenue was $196.3 million, a 19% decline compared to fourth quarter of 2021.
•GAAP net loss was $88.7 million for the year ended December 31, 2022. Fourth quarter GAAP net income was $20.7 million compared to a loss of $32.2 million in the fourth quarter of 2021.
•Adjusted EBITDA* was $(41.7) million for the year ended December 31, 2022 compared to $(22.7) million for the year ended December 31, 2021. Fourth quarter 2022 adjusted EBITDA* was $49.5 million compared to $28.2 million in the fourth quarter of 2021.
•Ended the year with $144.4 million in cash, cash equivalents & marketable securities as of December 31, 2022.
•Total commissions receivable of $884.3 million as of December 31, 2022.
•Total estimated membership of 1,339,000 including 976,000 estimated Medicare members as of December 31, 2022.
•2022 Medicare Advantage constrained lifetime value of $1,033, a 2% increase from 2021.

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*    Adjusted EBITDA was calculated by excluding paid-in-kind dividends for preferred stock and change in preferred stock redemption value (together “the impact from preferred stock”, income tax expense (benefit), depreciation and amortization, stock-based compensation expense, impairment charges, restructuring charges, amortization of intangible assets, other income (expense), net, and other non-recurring charges from GAAP net income (loss) attributable to common stockholders. Other non-recurring charges to GAAP net income (loss) attributable to common stockholders may include transaction expenses in connection with capital raising transactions (whether debt, equity or equity-linked) and acquisitions, whether or not consummated, purchase price adjustments and the cumulative effect of a change in accounting principles. A reconciliation between GAAP net income (loss) attributable to common stockholders and adjusted EBITDA is included in Appendix A to this proxy statement.
Impact of Financial Results on Executive Compensation - Pay for Performance
Consistent with our philosophy of aligning executive pay with our short- and long-term performance, and to align the interests of our management and stockholders, our Compensation Committee has historically sought to design our compensation programs to provide the majority of executive compensation in the form of variable, at-risk pay which is earned based on our performance. We believe that pay should be directly linked to performance with an emphasis on creating value for our stockholders, taking a long-term view of our business by creating incentives that will drive sustainable profitable growth and long-term increase in our stock price. In March 2022, the Compensation Committee set target compensation for our Named Executive Officers for 2022. To support our long-term transformation initiatives described above, and recognizing the need to attract and retain key members of our new senior management team in a highly competitive labor market, the Compensation Committee reduced the total equity grant sizes for our Named Executive Officers but granted equity awards largely in the form of time-based restricted stock units to motivate our Named Executive Officers to continue their services with us and to execute on our multi-year transformation initiatives. The Compensation Committee also introduced new operational goals under the executive bonus program for 2022 (in addition to adjusted EBITDA and revenue goals) and decreased the maximum payout the participants could receive to 180% of the participant’s target payout from 200%.
With respect to 2023, our Compensation Committee has revised our executive compensation program to broadly reintroduce performance-based equity awards for our senior management team, including our Named Executive Officers. Based on grant date fair value, approximately 42% of our Chief Executive Officer’s 2023 annual equity grant, and approximately 25% of the 2023 annual equity grants made to our other Named Executive Officers (other than Mr. Stelben), were composed of performance-based restricted stock units tied to the achievement of operating cash flow targets. Based on grant date fair value, approximately 25% of Mr. Stelben’s new hire equity grant, which was made in 2023 in lieu of an annual equity grant, was composed of performance-based restricted stock units tied to the achievement of stock-price thresholds.
Corporate Governance Best Practices
Our Compensation Committee, assisted by its independent compensation consultant, Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), stays informed of developing executive compensation best practices. In this regard, we seek to implement best practices including:
•Maintaining stock ownership guidelines for executive officers and non-employee directors;
•Prohibiting all employees and directors, including our Named Executive Officers, from hedging their Company common stock pursuant to our Insider Trading Policy;
•Prohibiting all employees and directors, including our Named Executive Officers, from pledging Company common stock as collateral for loans, pursuant to our Insider Trading Policy;
•Not providing golden parachute excise tax gross-ups;
•Generally restricting our executive officers to be eligible to receive only the same benefits and perquisites as our other U.S.-based salaried employees;
•Conducting an annual Say-on-Pay (as defined below) advisory vote as one means to receive feedback from stockholders on our executive compensation program; and
•Performing a risk analysis with respect to our compensation programs and policies, including for non-executive officers.

General Compensation Philosophy and Program Structure
Components of Executive Compensation
We strive to balance our need to compete for executive talent with the need to maintain a reasonable and responsible cost structure for our program, and to promote the closer alignment of our executive officers’ interests with our stockholders’ interests. In general, the objectives of our executive compensation program are to:

Compensation Components
Objective	Base Salary	Annual Incentives	Equity Awards
Attract, motivate and retain talented and dedicated executive officers	•	•	•
Directly link compensation to measurable corporate and individual performance		•	•
Focus executive officers on achieving near- and long-term corporate objectives and strategy		•	•
Reward executives for creating stockholder value		•	•
Role of the Compensation Committee
The Compensation Committee of our Board of Directors, composed entirely of non-employee independent members (as defined under Nasdaq rules) of our Board of Directors, oversees, among other things, the design and administration of our executive compensation program and our equity incentive plans (including reviewing and approving equity award grants). The Compensation Committee reviews and approves all compensation decisions relating to our executive officers. The Compensation Committee, generally on an annual basis, reviews the components of executive officer compensation for consistency with our compensation philosophy and considers changes in compensation practices among our peer group companies. The Compensation Committee also annually reviews overall compensation risk.
Role of Management
Our Chief Executive Officer, Chief Financial Officer and members of our human resources, finance and legal departments assist and support the Compensation Committee. Management does not determine executive officer compensation. However, management reviews our compensation philosophy with the Compensation Committee and develops compensation proposals for the Compensation Committee to consider. Management may provide various materials to the Compensation Committee, such as analyses of existing and proposed compensation programs and executive officer and other employee equity ownership information. Our Chief Executive Officer and our Chief People Officer participated in meetings of our Compensation Committee, and our Chief Executive Officer makes recommendations with respect to compensation proposals for executive officers other than himself. Final compensation decisions for the Chief Executive Officer were made by the Compensation Committee in executive session without the Chief Executive Officer present.
Role of the Compensation Consulting Firm
The Compensation Committee has engaged Aon, an independent compensation consultant, to provide compensation advisory services. Aon reports directly to the Compensation Committee for purposes of advising it on executive officer compensation and meets with certain members of management in conducting its reviews of various aspects of executive officer compensation. In early 2022, Aon conducted analyses of our executive officers’ base salaries, annual cash bonus awards and long-term equity incentive awards against the compensation of executive officers in similar positions with companies considered to be our “peer companies” as described below. Aon also reports on overall compensation risk, reviews equity plan usage and makes recommendations to the Compensation Committee on executive new hire packages. Aon attended Compensation Committee meetings, including executive sessions, to present its analyses and to discuss its findings with the Compensation Committee. The Compensation Committee reviewed Aon’s analyses in the context of making its decisions with respect to executive officers’ compensation for 2022.

Compensation Committee Advisor Independence
We, as a company, participate in the Radford Global Technology Survey and Global Sales Survey in order to obtain market compensation information for executives and staff globally. Aon also assists us in valuing equity awards to ensure that such awards are properly expensed and for purposes of preparing our pay versus performance disclosures below. The Compensation Committee has considered the independence of Aon pursuant to Nasdaq Stock Market and Securities and Exchange Commission rules and has found no conflict of interest in Aon’s continuing to provide advice to the Compensation Committee.
Consideration of 2022 Advisory Say-on-Pay Vote Results
We believe that long-term stockholder value is supported by ongoing dialogue with our stockholders and the broader investment community. Accordingly, we have developed an extensive stockholder engagement practice, including quarterly engagement with top stockholders and institutional investors that express interest in meeting with us. We believe these meetings ensure that management, our Board of Directors and our Compensation Committee are aware of our stockholders’ priorities and are able to address them as appropriate.
At our 2022 Annual Meeting of Stockholders, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a “Say-on-Pay” vote. Our 2022 advisory Say-on-Pay proposal was approved by approximately 78.4% of votes cast affirmatively or negatively at the meeting, which was a decline from approximately 85.3% in 2021. We gave thoughtful consideration to this development, and subsequently sought feedback from our stockholders specifically regarding their perspectives on our executive compensation program. During 2022, we engaged with stockholders representing approximately 50% of our outstanding common stock as of June 30, 2022 and gave them opportunities to comment on our executive compensation program and other matters of interest to our stockholders. In addition, we engaged with H.I.G., the holder of all of our outstanding Series A preferred stock, and Mr. Tolson, the director nominated by H.I.G., also serves as the Chairperson of our Compensation Committee.
The key area of stockholder focus with respect to our 2021 executive compensation program related to the severance payment received in 2021 by our outgoing Chief Executive Officer, Scott Flanders. In conversations with investors, we discussed the fact that Mr. Flanders’s severance payment reflected the contractually required amounts in his severance agreement for involuntary termination, as well as our view that his departure should be considered in the context of broader changes in our leadership and Board of Directors as well as our engagement with activist investors Hudson Executive Capital and Starboard Value. Overall, we believe that our investors appreciated our justification and were supportive of our transformation plan.
In addition, some investors shared with us concerns over our equity compensation burn rate being higher than their preferred levels. We discussed with investors the unusual circumstances surrounding our 2021 (and 2022) grant cycles in light of the significant turnover in our leadership team, including a new Chief Executive Officer and multiple new senior hires. The ability to grant competitive equity-based compensation to attract and retain talent is critical to the success of our business turnaround and the execution of the transformation plan outlined by our new leadership team, and we are competing for talent against other healthcare IT companies and companies within the broader tech sector. We also noted that our three-year average gross burn rate and net burn rate through 2021 was comparable and in some cases lower than the burn rates of our peer group (discussed further below). Taking such concerns into consideration and after review of general market practices based on data received from Aon, our Compensation Committee reduced the total equity grant sizes of our executives for 2022, including for our Named Executive Officers, as well as significantly reduced the percentage of our employee population eligible for annual equity grants in 2023 to better control burn rate.
Our investors also reiterated their focus on tying pay to performance. As noted above, in setting the target compensation for our executive officers in 2022, and recognizing the need to support our long-term transformation initiatives and attract and retain key members of our new senior management team in a highly competitive labor market, our Compensation Committee reduced the total equity grant for our Named Executive Officers but granted equity awards largely in the form of time-based restricted stock units that are subject to multi-year vesting schedules to motivate our Named Executive Officers to continue their services with us and to execute on our multi-year transformation initiatives. With respect to 2023, our Compensation Committee has revised our executive compensation program to broadly reintroduce performance-based equity awards for our senior management team, including our Named Executive Officers, as discussed above and in further detail below under the section titled “Looking Ahead to 2023 Compensation.”
Finally, certain investors expressed concerns over a provision in our 2014 Equity Plan allowing for reload stock options. We explained that this provision was not something that we intended to use and, based on this feedback, our Board of Directors determined to modify our 2014 Equity Plan to remove this provision. We filed a copy of our amended 2014 Equity Plan reflecting the removal of this provision as an exhibit to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2022.
We have generally received support and positive feedback from our stockholders regarding our Compensation Committee’s actions, responsiveness, and intentions. We believe that our robust dialogue on these and other topics demonstrates our commitment to strong corporate governance and market-based compensation structures. We will continue to regularly engage with our stockholders on compensation matters and will continue to address issues and suggestions received through these stockholder efforts. As our stockholders’ views and market practices on executive compensation evolve, our Compensation Committee will continue to evaluate and, when appropriate, make changes to our executive compensation program, ensuring that the program continues to reflect our pay-for-performance compensation philosophy and objectives.
Competitive Compensation
For the 2022 executive compensation review, Aon provided an analysis of our executive officer compensation against the compensation of executive officers in similar positions with a set of peer group companies (which changed from 2021 to 2022, as described below) and also with compensation data drawn from software/Internet companies with revenues generally from $300 million to $2.0 billion included in the Radford Global Technology Survey. The Compensation Committee recognizes that compensation data for some of our key positions may not always be explicitly reported by companies in our compensation peer group or survey data, which could result in limited sample sizes, and/or that any inconclusive or anomalous data can be misleading as to any specific percentile for assessing market competitive practices. The survey data used in addition to the peer group company data were intended to be reflective of companies that compete in our labor market and of companies with similar revenue levels (provided that the Compensation Committee did not separately review each individual company included in the additional survey data used). The Compensation Committee further considers internal factors, such as internal pay equity across the management team, tenure, skills and experience, individual performance and criticality of the role, including the responsibilities and functions performed or managed by the individual, as well as existing compensation and retention levels relative to estimated replacement cost with respect to the scope, responsibilities and skills required of the particular position.
2022 Peer Group
The peer group developed by Aon, approved by our Compensation Committee and used in Aon’s analysis for 2022 compensation, was based on peer companies primarily in the US-based, publicly-traded, Internet/e-commerce and healthcare technology business with revenues ranging from $300 million to $2.0 billion and market capitalization ranging from $600 million to $6.0 billion.
Using the above criteria, the following companies were identified to comprise our 2022 peer group:

Peer Group Companies
8x8, Inc.	Allscripts Healthcare Solutions, Inc.*	CarGurus, Inc.
Eventbrite, Inc.	EverQuote, Inc.	Evolent Health, Inc.
GoHealth, Inc.*	HealthEquity, Inc.	Inovalon Holdings, Inc.
LivePerson, Inc.	MediaAlpha, Inc.*	Omnicell, Inc.
Progyny, Inc.	Quotient Technology Inc.	SelectQuote, Inc.*
Sharecare, Inc.*	Tabula Rasa HealthCare, Inc.	Trupanion, Inc.
Yext, Inc.

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*    New in 2022.
Chegg, Inc., Five9, Inc., HMS Holdings Corp., Paylocity Holding Corporation and Teladoc Health, Inc., companies included in our 2021 peer group, were removed from our 2022 peer group because they were acquired or merged with other companies or no longer meet the industry, revenue or market capitalization criteria for the peer group as a whole. The new companies satisfied all or substantially all of the industry, revenue and market capitalization criteria for the peer group.
Use of Market Data
For its 2022 compensation decisions, the Compensation Committee maintained a practical approach to attracting and retaining key executive talent in line with market data. The Compensation Committee’s goal is generally to set all elements of compensation within a competitive range, using a balanced approach that does not use rigid percentiles to target pay levels for each compensation element, but instead is based on a variety of factors that the Compensation Committee deems appropriate. The Compensation Committee recognizes that certain elements of compensation reported from one source can be consistently higher or lower than the data collected from another, given differences in methods and samples used by each source to collect market data. Given this variability and volatility within the market data, the Compensation Committee has determined that targeting pay levels at specific percentiles of this data could result in outcomes that do not align with the internal value and strategic importance of various roles at the Company. Thus, while the Compensation Committee continues to review and reference market data, the data generally are used to inform the Compensation Committee of market practices to ensure that our executive compensation program remains within a generally competitive range of our peers, but without setting any specific targeted range for any of the Named Executive Officers’ compensation. Accordingly, as described above, the Compensation Committee takes other factors into account in setting the amount of each Named Executive Officer’s target total direct compensation opportunity in addition to the market data.
Compensation Elements
Base Salaries
The Compensation Committee intends to provide the Named Executive Officers with competitive base salaries in order to attract and retain an appropriate caliber of talent and experience for our workforce. Base salaries are also provided to reward the Named Executive Officers for their day-to-day contributions. Our Compensation Committee reviewed base salaries for our Named Executive Officers in the first quarter of 2022 using peer group and survey data supplied by Aon as a means to verify that we were providing base salaries that would help us accomplish our goals.
In March 2022, following a review of market information and given that Mr. Soistman and Ms. Janofsky were hired in late 2021, the Compensation Committee determined not to make any changes to the base salaries of Mr. Soistman and Ms. Janofsky and to provide a merit-based increase in base salary to Mr. Morelock. The base salaries of Messrs. Stelben, Rariy and Galimi (as well as the base salaries of Mr. Soistman and Ms. Janofsky in 2021) were determined in conjunction with the negotiation of their new hire employment agreements, taking into account their respective levels of experience, industry knowledge and expected contributions to our Company, as well as market data, peer data, internal considerations and the levels of compensation that the Compensation Committee believed was necessary to attract and recruit the Named Executive Officer to join the Company. The 2022 base salaries for our Named Executive Officers as compared to their 2021 base salaries (as applicable) were as follows:

Name	2021 Base Salary ($)	2022 Base Salary ($)	Percentage Change
Francis S. Soistman	750,000	750,000	—%
John J. Stelben	N/A	500,000	N/A
Roman V. Rariy	N/A	400,000	N/A
Gavin G. Galimi	N/A	370,000	N/A
Christine A. Janofsky	450,000	450,000	—%
Phillip A. Morelock	350,000	385,000	10%

Annual Cash Bonus Awards
We provide the opportunity for our executive officers to earn an annual cash bonus award. We provide this opportunity in order to attract and retain employees with a high caliber of talent and experience for our key positions and to link payments to the achievement of our annual financial and/or operational objectives.
The Compensation Committee determined to maintain the same (on a percentage-of-base salary basis) 2022 target cash bonus opportunities for continuing Named Executive Officers. The 2022 target cash bonus opportunities for newly-hired Named Executive Officers were determined in conjunction with the negotiation of their new hire employment agreements, taking into account their respective levels of experience, industry knowledge and expected contributions to our Company, as well as market data, peer data and internal considerations. Consistent with the Compensation Committee’s philosophy of linking pay directly to performance, the Compensation Committee determined that a significant portion of our Named Executive Officers total direct compensation should be variable, at-risk cash compensation. The Compensation Committee believed that the incentives provided a meaningful reward if the goals were achieved and were necessary to attract and retain our Named Executive Officers and to maintain competitiveness with similarly performing companies. The 2022 target cash bonus opportunities for our Named Executive Officers as compared to their 2021 target cash bonus opportunities (as applicable) were as follows:

Name(1)	2021 Target Bonus Opportunity as Percent of Base Salary	2021 Target Bonus Opportunity Amount ($)	2022 Target Bonus Opportunity as Percent of Base Salary	2022 Target Bonus Opportunity Amount ($)
Francis S. Soistman	110%	137,877	110%	825,000
John J. Stelben	N/A	N/A	N/A	N/A
Roman V. Rariy	N/A	N/A	75%	250,685
Gavin G. Galimi	N/A	N/A	50%	94,781
Christine A. Janofsky	75%	95,240	75%	337,500
Phillip A. Morelock	60%	210,000	60%	231,000
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(1)Mr. Stelben was not eligible to participate in the 2022 Bonus Program (as defined below) because he joined the Company in November 2022. Amounts for Messrs. Rariy and Galimi in 2022 and Mr. Soistman and Ms. Janofsky in 2021 reflect proration based on their respective start dates.
In March 2022, our Compensation Committee approved the executive bonus program for the fiscal year ended December 31, 2022 (the “2022 Bonus Program”). The 2022 Bonus Program was established under the executive bonus plan for our Named Executive Officers (other than Mr. Stelben). Mr. Stelben was not eligible to participate in the 2022 Bonus Program because he joined the Company in November 2022, but will be a participant in our 2023 executive bonus program that is fully at-risk. The 2022 Bonus Program provided executives the opportunity to earn cash bonus awards based on achieving performance goals relating to company performance established by the Compensation Committee. Under the executive bonus plan, the Compensation Committee retains authority to increase, decrease and/or eliminate awards notwithstanding any performance achievement under it.
The 2022 Bonus Program was designed to drive performance, recognize achievement of strategic and transformation objectives for the year, and motivate and retain our new leadership team. Company performance under the 2022 Bonus Program was measured by the achievement of specific financial goals related to adjusted EBITDA and GAAP revenue, as well as the achievement of four specific short-term operational goals: (1) improving telephonic conversion rate in our Medicare business as measured by year-over-year increase in the percentage of inbound calls that result in submitted applications, (2) extending market leadership position and online enrollment as measured by feature improvements and functionality enhancements, such as implementing our live agent chat and co-browsing features, (3) improving distribution channel effectiveness as measured by budgeted Medicare margins and (4) restructuring plan execution as measured by annual cost savings achieved in 2022 compared to 2021 (collectively, the “FY22 Priorities”). Adjusted EBITDA was calculated by excluding the impact from preferred stock, income tax expense (benefit), depreciation and amortization, stock-based compensation expense, impairment charges, restructuring charges, amortization of intangible assets, other income (expense), net, and other non-recurring charges from GAAP net income (loss) attributable to common stockholders. Other non-recurring charges to GAAP net income (loss) attributable to common stockholders may include transaction expenses in connection with capital raising transactions (whether debt, equity or equity-linked)

and acquisitions, whether or not consummated, purchase price adjustments and the cumulative effect of a change in accounting principles. A reconciliation between GAAP net income (loss) attributable to common stockholders and adjusted EBITDA is included in Appendix A to this proxy statement.
Payouts under the 2022 Bonus Program were based 60% on the achievement of the adjusted EBITDA goal, 20% on the achievement of the revenue performance goal and 20% on the achievement of the FY22 Priorities. The participants would not receive any payout with respect to a goal that is achieved at less than the applicable threshold payout level described below. The Compensation Committee decreased the maximum payout the participants could receive under the 2022 Bonus Program to 180% of the participant’s target payout from 200% of the participant’s target payout under the 2021 Bonus Program. This reduction was implemented by reducing the maximum payout levels applicable to achievement of the revenue and FY22 Priorities goals. Given the importance of adjusted EBITDA as an indicator of our business success and desire to continue to emphasize bottom line growth and our successful transformation, the Compensation Committee retained the 200% cap for maximum achievement for the adjusted EBITDA goal. Under the 2022 Bonus Program, participants could receive up to 180% of the participant’s target payout for achievement that meets all of the maximum payout levels described below (comprised of up to 200%, 150% and 150%, respectively, of target payout for achievement of the adjusted EBITDA goal, the revenue performance goal and the FY22 Priorities at the maximum payout level). The specific performance goals for the year ended December 31, 2022 approved by the Compensation Committee were as follows:

Metric	Threshold	Target	Stretch(1)	Maximum
Adjusted EBITDA	$(64,000,000)	$(50,500,000)	$(37,000,000)	$—
GAAP Annual Revenue	$448,000,000	$459,000,000	N/A	$470,000,000
FY22 Priorities	2 of 4 Goals Met	3 of 4 Goals Met	N/A	4 of 4 Goals Met
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(1)The adjusted EBITDA goal included an interim “stretch” payout level at $(37.0) million that would result in 150% of target payout.
The Compensation Committee believed that the achievement of these strategic performance goals would advance the Company’s near-term transformation priorities and require significant effort on the part of each participant, and it therefore approved cash bonus award opportunities based on achievement of these goals. The Compensation Committee also believed that with respect to the FY22 Priorities, achievement of all four metrics would be substantially difficult and require significant effort and skillful execution of the Company’s strategy.
In March 2023, our Compensation Committee considered and determined the 2022 fiscal year performance of the Company against the previously established performance goals to be as follows:

Metric	2022 Company Achievement	Goal Achievement Payout Percentage	Goal Weighting	Percentage of Target Payout
Adjusted EBITDA	$(41,700,000)	133%	60%	80%
GAAP Annual Revenue	$405,400,000	0%	20%	0%
FY22 Priorities	3 of 4 Goals Met	100%	20%	20%
In determining the achievement of three out of the four FY22 Priorities, the Compensation Committee reviewed the Company’s telephonic conversion rate in our Medicare business as measured by year-over-year increase in the percentage of inbound calls that resulted in submitted applications, the implementation of live agent chat and co-browsing features, trend in variable marketing cost as measured by budgeted Medicare margins compared to lifetime value and the annual cost savings achieved in 2022 compared to 2021. Based on achievement of such operational goals, the Compensation Committee concluded that bonus payments under the 2022 Bonus Program would be made at generally the participant’s target payout. In setting the actual bonus payout amounts, the Compensation Committee used discretion to round up Mr. Rariy and Mr. Galimi’s bonus to the nearest ten thousand. We believe that this result aligns with the Compensation Committee’s philosophy of linking actual pay with financial performance.

Name	2022 Actual Bonus as Percent of Target Bonus Opportunity	2022 Actual Bonus Amount ($)
Francis S. Soistman	100%	825,000
John J. Stelben(1)	N/A	N/A
Roman V. Rariy(2)	104%	260,000
Gavin G. Galimi(2)	106%	100,000
Christine A. Janofsky(3)	N/A	N/A
Phillip A. Morelock(3)	N/A	N/A
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(1)Mr. Stelben did not participate in the 2022 Bonus Program because he joined the Company in November 2022.
(2)Actual amount paid at slightly above 100% based on the Compensation Committee’s approval of rounded numbers.
(3)Ms. Janofsky and Mr. Morelock’s employment terminated in 2022. As a result, neither was eligible to receive a bonus under the 2022 Bonus Program.
Sign-on Bonus
In connection with Mr. Rariy’s hiring in 2022, Mr. Rariy received a sign-on bonus in the amount of $100,000, paid on the first regularly scheduled payday after 30 days of employment. In order to earn the sign-on bonus, Mr. Rariy must be employed with the Company on the one-year anniversary after the sign-on bonus payment date. In the event Mr. Rariy’s employment terminates for “cause” or if he resigns his employment prior to completing one year of service, Mr. Rariy must repay to the Company the amount advanced.
Equity Incentive Awards
Equity incentive awards are an important part of our overall compensation program as they reward and incentivize performance, assist in attracting and retaining talented employees and help to align employee interests with the interests of our stockholders. The Compensation Committee reviews the equity holdings of our Named Executive Officers regularly, and grants equity awards to our Named Executive Officers informed in part by the market data provided by Aon, as discussed above. The terms of our 2022 equity awards are set forth below, and additional relevant provisions with respect to particular Named Executive Officers may be found in the “Employment Agreements, Severance Agreements and Change of Control Arrangements” section of this proxy statement. The Company grants equity awards under our 2014 Equity Plan and the inducement plan that the Company initially adopted in September 2021 (as amended, the “2021 Inducement Plan”).
In reviewing our equity award practices, we are committed to effectively rewarding, incentivizing and retaining our key employees with a competitive equity compensation program while maintaining acceptable levels of stockholder dilution. For this reason, we carefully manage both our gross burn rate and our net burn rate. Gross burn rate reflects equity awards granted during the fiscal year divided by the weighted average number of shares outstanding. We calculate net burn rate as equity awards granted during the fiscal year less equity awards cancelled and returned to the plan (net equity grants), divided by the weighted average number of shares outstanding. We are a healthcare technology company headquartered in Silicon Valley and compete for employees with companies in the Internet, software and services industries. In the third quarter of 2022, we adopted a remote first workplace model in the United States, meaning that, except for those employees whose job responsibilities require in-office work, none of our employees are required to work at the office. We believe allowing employees to work remotely will help us compete for talent at the national level. We also believe that equity awards are a foundational component of total compensation not only for our Named Executive Officers, but also for a broader portion of our employee population. We have relied on the use of employee equity awards to attract, reward and motivate our employees, and to tie their financial interests to those of our stockholders. As a result, our equity incentive award grants are generally greater than those companies in the insurance category and are more aligned with Internet, software and services companies.
As noted above, in setting the target compensation for our executive officers in 2022, and recognizing the need to support our long-term transformation initiatives and attract and retain key members of our new senior management team in a highly competitive labor market, our Compensation Committee reduced the total equity grant for our Named Executive Officers but granted equity awards largely in the form of time-based restricted stock units to motivate our Named Executive Officers to continue their services with us and to execute on our multi-year transformation initiatives.

As described in more detail below, approximately 12% (in the aggregate based on grant date fair value and target achievement) of the equity awards granted to our Named Executive Officers in 2022 were performance-based restricted stock units tied to achieving performance goals, with the remaining equity awards granted in the form of time-based restricted units that vest based on continuous service over a two-year or four-year period.
2022 Executive Equity Compensation for Named Executive Officers
Following the negotiation of Mr. Rariy’s offer letter in February 2022, and upon consultation with Aon, the Compensation Committee adjusted the compensation framework for fiscal 2022 to better address the Company’s need to support our multi-year transformation initiatives described above, ongoing stock price volatility and variables involved in attracting and retaining key members of our new senior management team in a highly competitive labor market. The Compensation Committee revised our executive compensation program by granting equity awards largely in the form of time-based restricted stock units to motivate our Named Executive Officers to continue their services with us and to execute on our multi-year transformation initiatives. In addition, as discussed above, the Compensation Committee implemented a new performance-based cash short-term incentive plan and approved challenging adjusted EBITDA, GAAP revenue and short-term operational goals that aligned to our transformation objectives and milestones.
In April 2022, the Compensation Committee made annual equity grants consisting of time-based restricted stock units to Messrs. Soistman and Morelock and Ms. Janofsky. To account for the challenging circumstances facing the Company and recognizing the need for our incentive plan designs to align with our current strategic initiatives and motivate our leadership team, including our newly appointed Chief Executive Officer in particular, the Compensation Committee granted time-based restricted stock units to Mr. Soistman that vest as to 12.5% of the shares subject to the restricted stock units on July 10, 2022, and at the end of each three-month period thereafter. The Compensation Committee also granted time-based restricted stock units to Ms. Janofsky (who had joined in September 2021) and Mr. Morelock that vest as to 6.25% of the shares subject to the restricted stock units on July 10, 2022, and at the end of each three-month period thereafter.
As part of the Compensation Committee’s ongoing review of the Company’s compensation program, in consultation with Aon, the Compensation Committee subsequently considered further adjustments to Mr. Soistman’s 2022 equity compensation in light of the Company’s performance as reflected in the Company’s improved 2022 annual financial guidance announced in the third quarter of 2022, the reduction in value of the long-term incentive awards previously granted to Mr. Soistman as a result of stock price decline, the need to continue to motivate and retain Mr. Soistman as he leads the Company’s business transformation and the fact that share availability under our 2014 Equity Plan was restricted at the time the annual equity grants were made earlier in the year while the Company was seeking stockholder approval to increase the number of shares authorized thereunder. Accordingly, the Compensation Committee granted an additional time-based restricted stock unit award and a performance-based restricted stock unit award to Mr. Soistman. The time-based restricted stock units vest as to 12.5% of the shares subject to the restricted stock units on January 10, 2023, and at the end of each three-month period thereafter. The performance-based restricted stock unit award was tied to achievement of our adjusted cash outflow performance goals for the fiscal year ending December 31, 2022 as follows:

Adjusted Cash Outflow for FY 2022	Percentage of Award Eligible to Vest
Less than or equal to $90 million	100.0%
Greater than $90 million, but less than or equal to $95 million	75.0%
Greater than $95 million, but less than or equal to $100 million	50.0%
Greater than $100 million	—%
Adjusted cash outflow is calculated as total cash outflow, as adjusted for the impacts from changes in restricted cash and securities activities, including our $70 million term loan and associated costs. The Compensation Committee chose adjusted cash outflow given our strategic emphasis on cost restructuring and reduction in variable expenses to preserve liquidity in a short term while we were reorganizing our sales and marketing organizations. The Compensation Committee set the thresholds shown above to reflect the cash outflow guidance for 2022 that we provided on August 8, 2022, when we updated our expected cash outflow guidance to be in the range to $110.0 million to $90.0 million compared to our prior guidance range of $140.0 million to $120.0 million. The thresholds were set so that our cash outflow for 2022 would have to meet or be less than (i) the mid-point of the updated guidance range in order for Mr.

Soistman to be eligible to vest in any shares subject to the performance-based restricted stock unit award and (ii) the lower end of such guidance range in order for Mr. Soistman to be eligible to vest in the target number of shares subject to the performance-based restricted stock unit award. In addition, upon achievement of the performance criteria, the percentage of the performance-based restricted stock unit award that became eligible to vest would not vest until December 31, 2023, subject to Mr. Soistman continuing to provide services to us through such date. This additional service requirement acts as an additional retention incentive. Following completion of the performance period, the Compensation Committee reviewed the Company’s 2022 adjusted cash outflow performance and determined that the performance criteria were met at the 100% level, resulting in 100% of the award becoming eligible to vest on December 31, 2023, subject to Mr. Soistman continuing to provide services to us through such date.
The restricted stock unit awards granted to Messrs. Soistman and Morelock and Ms. Janofsky during 2022 are summarized as follows:

Name	Time-Based Restricted Stock Units	Adjusted Cash Outflow Performance-Based Restricted Stock Units
Francis S. Soistman	450,000	75,000
Christine A. Janofsky	76,688	—
Philip A. Morelock	67,102	—
2022 Executive Equity Compensation for Roman V. Rariy
In connection with the commencement of his employment on March 1, 2022, Mr. Rariy was granted the following awards:

Name	Time-Based Restricted Stock Units	Stock Price Performance-Based Restricted Stock Units
Roman Rariy	76,688	76,688
Consistent with the compensation framework that was in place for fiscal 2021 (and prior to the adoption of the fiscal 2022 compensation framework), the Compensation Committee determined that 50% of the awards granted to Mr. Rariy would be time-based and 50% performance-based. Such substantial portion of the awards being performance-based reflected the Compensation Committee’s perspective that consistent with our pay for performance philosophy, equity compensation should reward successful achievement of the critical transformation of the Company over which Mr. Rariy, as Chief Operating Officer and Chief Transformation Officer, would have significant direction and control.
The time-based restricted stock units granted to Mr. Rariy vest as to 25% of the shares subject to the restricted stock units on March 10, 2023, and 6.25% of the shares shall vest at the end of each three-month period thereafter. Mr. Rariy will become eligible to vest in the performance-based restricted stock units if in any 30-calendar day period our average closing price first equals or exceeds the following price thresholds during the 4-year performance period following the award’s grant date.

Stock Price Threshold	Percentage of Award Eligible to Vest	Percentage Increase from Base Price to Achieve Price Threshold
$21.05	33.3%	25%
$22.73	33.3%	35%
$25.26	33.3%	50%
The Compensation Committee set the price thresholds to be 125%, 135% and 150% of the trailing 30 calendar-day average share price as of February 28, 2022, which is the date prior to Mr. Rariy’s date of hire. In addition, upon achievement of one or more of the price thresholds, the percentage that became eligible to vest would not vest until the one-year anniversary of achieving the applicable price threshold, subject to Mr. Rariy continuing to provide services to us through the vesting date. Upon a Change in Control (as defined in our 2021 Inducement Plan), only those performance-based awards that would become eligible to vest based on the Change in Control price (treating that price as if it were the 30 calendar-day average stock price) will remain eligible to vest and be scheduled to vest one year following the change in control, subject to Mr. Rariy continuing to provide services to us through the vesting date, and the rest of the shares subject to the award would be forfeited. As of the end of fiscal 2022, none of the stock price thresholds have been met.
2022 Executive Equity Compensation for Gavin G. Galimi
In connection with the commencement of his employment on June 27, 2022, and consistent with the compensation framework adopted for fiscal 2022 as described above, Mr. Galimi was granted 79,444 time-based restricted stock units. The time-based restricted stock units granted to Mr. Galimi vest as to 25% of the shares subject to the restricted stock units on June 10, 2023, and 6.25% of the shares shall vest at the end of each three-month period thereafter.
Looking Ahead to 2023 Compensation
In March 2023, the Compensation Committee set target compensation for our executive officers for 2023. The Compensation Committee followed the methodology described above for 2022, including assistance from Aon in reviewing market data, and also reviewed, among other things, our 2022 financial and stock price performance. As noted above, in setting the target compensation for our executive officers in 2022, and recognizing the need to support our long-term transformation initiatives and attract and retain key members of our new senior management team in a highly competitive labor market, our Compensation Committee reduced the total equity grant for our Named Executive Officers but granted equity awards largely in the form of time-based restricted stock units to motivate our Named Executive Officers to continue their services with us and to execute on our multi-year transformation initiatives. With respect to 2023, our Compensation Committee has revised our executive compensation program to broadly reintroduce performance-based equity awards for our senior management team, including our Named Executive Officers. Based on grant date fair value, approximately 42% of our Chief Executive Officer’s 2023 annual equity grant, and approximately 25% of the 2023 annual equity grants made to our other Named Executive Officers (other than Mr. Stelben), were composed of performance-based restricted stock units tied to the achievement of operating cash flow targets. Based on grant date fair value, approximately 25% of Mr. Stelben’s new hire equity grant, which was made in 2023 in lieu of an annual equity grant, was composed of performance-based restricted stock units tied to the achievement of stock-price thresholds.
Similar to 2022, our Compensation Committee set performance goals for our 2023 executive bonus program that focus on our multiple strategic priorities in addition to revenue and adjusted EBITDA goals. Below is a summary of our Chief Executive Officer total target direct compensation in 2023:
•No changes to base salary;
•No changes to target annual cash opportunities as a percentage of base salary;
•The grant date fair value of our Chief Executive Officer’s annual equity grant made in April 2023 was $3.0 million, compared to $4.6 million for the long-term equity awards granted in 2022; and
•Based on grant date fair value, approximately 42% of our Chief Executive Officer’s 2023 annual equity grant was composed of performance-based restricted stock units, compared to approximately 7% for the long-term equity awards granted in 2022.
The Compensation Committee may make other changes to 2023 Chief Executive Officer compensation if business conditions warrant, but the Compensation Committee currently does not intend to make any other changes for 2023.
2023 Executive Compensation for John J. Stelben
In connection with the commencement of his employment, Mr. Stelben was offered the following awards, which were granted in January 2023:

Name	Time-Based Restricted Stock Units	Stock Price Performance-Based Restricted Stock Units
John J. Stelben	375,000	125,000
The Compensation Committee determined that 75% of the awards granted to Mr. Stelben would be time-based and 25% performance-based. Such substantial portion of the awards being time-based reflects the Compensation Committee’s recognition of the need to attract and retain key members of our new senior management team in a highly competitive labor market and to motivate our Named Executive Officers to continue their services with us and to execute on our multi-year transformation initiatives.
The time-based restricted stock units granted to Mr. Stelben vest as to 25% of the shares subject to the restricted stock units on November 10, 2023, and 6.25% of the shares shall vest at the end of each three-month period thereafter. Mr. Stelben will become eligible to vest in the performance-based restricted stock units if in any 30-calendar day period during the four-year period following the date of grant our average closing price first equals or exceeds the following price thresholds.

Stock Price Threshold	Percentage of Award Eligible to Vest	Percentage Increase from Base Price to Achieve Price Threshold
$3.90	33.3%	25%
$4.21	33.3%	35%
$4.68	33.3%	50%
The Compensation Committee set the price thresholds to be 125%, 135% and 150% of the trailing 30 calendar-day average share price as of November 11, 2022, which is the last trading day prior to Mr. Stelben’s date of hire. In addition, upon achievement of one or more of the price thresholds, the percentage that became eligible to vest would not vest until the one-year anniversary of achieving the applicable price threshold, subject to Mr. Stelben continuing to provide services to us through the vesting date. Upon a Change in Control (as defined in our 2021 Inducement Plan), only those performance-based awards that would become eligible to vest based on the Change in Control price (treating that price as if it were the 30 calendar-day average stock price) will remain eligible to vest and be scheduled to vest one year following the Change in Control, subject to Mr. Stelben continuing to provide services to us through the vesting date, and the rest of the shares subject to the award would be forfeited.
Change in Control and Termination Arrangements
We have entered into employment or severance agreements with our Named Executive Officers that provide for certain severance benefits upon certain terminations in connection with a change of control and outside of a change of control. At the direction of the Compensation Committee, Aon conducted a study of change of control severance market practices. Informed by this data, the Compensation Committee designed agreements considering market norms. In connection with the terminations of employment without cause of Mr. Morelock and Ms. Janofsky in 2022, and in exchange for general releases of claims in favor of the Company, we provided each such Named Executive Officer with severance benefits in accordance with the severance agreements previously entered into with such executive. The severance and employment arrangements with our Named Executive Officers are more fully described under the section entitled “Employment Agreements, Severance Agreements and Change of Control Arrangements.”
Other Compensation; Perquisites
We provide the opportunity for our executive officers and other employees to receive general health and welfare benefits. We also maintain a retirement and deferred savings plan available to all U.S. employees, which is intended to qualify under Sections 401(a) and 401(k) of the Code. This plan allows each participant to contribute up to 100% of their pre-tax compensation, up to a statutory limit, which was $20,500 (or $27,000 for employees over 50 years of age) in calendar year 2022. Under the plan, each participant is fully vested in his or her own contributions. We match 100% of each participant’s contribution each pay period, up to a maximum of 3% of the employee’s base salary during that period. The plan also permits us to make discretionary profit-sharing contributions, but we have not made such contributions to date.
We generally restrict our executive officers so that they are eligible to receive only the same benefits and perquisites as our other U.S.-based salaried employees. These payments are set forth in the Summary Compensation Table under the column, “All Other Compensation.”
Our executive officers are eligible to participate in our 2020 Employee Stock Purchase Plan on the same terms as all other U.S. employees who meet the eligibility criteria.

Stock Ownership Guidelines
Our Compensation Committee has approved stock ownership guidelines for our executive officers to further align their interests with the interests of our stockholders. In September 2020, our Compensation Committee amended our stock ownership guidelines to increase the stock ownership requirements for our Chief Executive Officer and other executive officers to encourage increased ownership of our stock and to further align our executive officers’ interests with those of our stockholders.
Pursuant to the amended stock ownership guidelines, our Chief Executive Officer is expected to accumulate and hold a number of shares of our common stock with a value equal to six times his annual base salary as Chief Executive Officer and to maintain this minimum amount of stock ownership throughout his employment. Our Chief Executive Officer is expected to achieve the applicable level of ownership within five years of his becoming Chief Executive Officer.
Under the amended stock ownership guidelines, our executive officers (other than the Chief Executive Officer) are expected to accumulate and hold a number of shares of our common stock with a value equal to three times their annual base salary and to maintain this minimum amount of stock ownership throughout their employment. The executive officers (other than the Chief Executive Officer) are expected to achieve the applicable level of ownership within five years of the date of adoption of the amended stock ownership guidelines, or for future executive officers, within five years of their becoming an executive officer.
The following equity holdings qualify towards satisfaction of the amended stock ownership guidelines: (i) shares directly owned by the executive officer or his or her immediate family members; (ii) shares held in trust, limited partnerships or similar entities for the benefit of the executive officer or his or her immediate family members; (iii) shares subject to restricted stock units or other full-value awards that have vested, but for which an executive officer has elected to defer settlement of the award to a date beyond the date of vesting; (iv) shares subject to restricted stock units or other full-value awards that are unvested and for which the only requirement to earn the award is continued service to the Company and for which an executive has elected to defer the settlement of the award to a date beyond the date of vesting and (v) shares subject to stock options and stock appreciation rights that are vested and in the money.
In the event the applicable guideline is not achieved with respect to any executive officer by the applicable deadline, the executive officer will be required to retain an amount equal to 75% of the net shares received as a result of the exercise of stock options or stock appreciation rights or the vesting of restricted stock units or other full-value awards until the applicable guideline has been achieved. “Net shares” are those shares that remain after shares are sold or netted to pay the exercise price (if any) of equity awards and applicable taxes. Under certain limited circumstances, the guidelines may be temporarily suspended by our Compensation Committee at its discretion.
As of the Record Date, all of our executive officers still have time to meet the applicable level of stock ownership contemplated by the guidelines.
Insider Trading Policy
Our employees, including our Named Executive Officers, are prohibited from trading our securities in violation of our Insider Trading Policy, including activities such as trading on material, nonpublic information, pledging of our securities as collateral for a loan and trading in derivative securities (e.g., “puts,” “calls,” “swaps,” “caps,” “collars” or other similar hedging instruments) relating to our securities. For more information about our Insider Trading Policy, see “Directors, Executive Officers and Corporate Governance—Corporate Governance Matters—Insider Trading Policy.”
Regulatory Considerations
Section 162(m) of the Code (“Section 162(m)”) generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent that such compensation exceeds $1 million per officer in any year. In connection with 2017 tax reform legislation, the exemption from the deduction limit under Section 162(m) for “performance-based compensation” was repealed, such that compensation paid to our “covered employees” in excess of $1 million will generally not be deductible. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the compensation is not deductible by us for tax purposes.
Risk Assessment
Our Compensation Committee retained Aon, its independent compensation consultant, to evaluate the risk inherent in our executive and non-executive compensation programs. Accordingly, Aon evaluated our executive and non-executive compensation programs and provided a report to the Compensation Committee. The report concluded that, among other things:
•Overall pay mix, among base salary, variable cash and long-term incentives, was aligned with the practices of our peers;
•Incentive plans are well-aligned with compensation design principles that generally follow best practices;
•Management incentives are capped and require a threshold level of performance that help protect against overpayment in a challenging business environment;
•Severance benefits are closely managed and are not excessive; and
•Share ownership guidelines established for executive officers and non-employee directors generally follow best practices.

Compensation Committee Report
The information contained in this report shall not be deemed “soliciting material” or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.
The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement for the Annual Meeting. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis section be included in the Company’s Annual Report on Form 10-K and proxy statement for the Annual Meeting.
This report is submitted by the Compensation Committee.

Compensation Committee

Aaron C. Tolson (Chairperson)
Andrea C. Brimmer
A. John Hass
Cesar M. Soriano

2022 Summary Compensation Table
The information below sets forth the compensation earned by our Named Executive Officers for the years ended December 31, 2022, 2021 and 2020. The total compensation presented does not reflect the actual compensation received by our Named Executive Officers. For example, the amounts in the “Stock Awards” column include the grant date fair values of time-based restricted stock units and/or performance-based restricted stock units, granted in that applicable year and the amounts in the “Option Awards” column include the grant date fair values of time-based stock options and/or performance-based stock options granted in that applicable year.

Name and Principal Position	Year(1)	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)(5)	Option Awards ($)(4)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)

Francis S. Soistman	2022	750,000	—	4,624,500	—	825,000	16,008	6,215,508
Chief Executive Officer	2021	196,154	337,877	5,811,585	4,296,920	—	3,462	10,645,998
John J. Stelben	2022	69,231	—	—	—	—	1,565	70,796
Senior Vice President, Chief Financial Officer
Roman V. Rariy	2022	336,923	100,000	1,668,731	—	260,000	9,772	2,375,426
Chief Operating Officer and Chief Transformation Officer
Gavin G. Galimi	2022	192,115	—	572,791	—	100,000	5,101	870,007
Senior Vice President, General Counsel and Secretary
Christine A. Janofsky	2022	398,077	—	927,925	—	—	459,369	1,785,371
Former Senior Vice President, Chief Financial Officer	2021	121,154	—	2,116,497	—	—	3,635	2,241,286
Phillip A. Morelock	2022	227,231	—	811,934	—	—	409,182	1,448,347
Former Chief Digital Officer	2021	345,192	—	2,069,390	—	—	8,700	2,423,282
	2020	330,346	—	2,807,038	—	48,750	8,550	3,194,684
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(1)Mr. Soistman became Chief Executive Officer of the Company effective November 1, 2021. Mr. Stelben joined the Company as Senior Vice President, Chief Financial Officer on November 14, 2022. Mr. Rariy joined the Company as Chief Operating Officer and Chief Transformation Officer on March 1, 2022. Mr. Galimi joined the Company as Senior Vice President, General Counsel and Secretary on June 27, 2022. Ms. Janofsky joined the Company as Senior Vice President, Chief Financial Officer on September 20, 2021. Ms. Janofsky’s employment with the Company was terminated without cause effective November 11, 2022. Mr. Morelock’s employment with the Company was terminated without cause effective August 3, 2022.
(2)Salary includes base salary including payment in respect of accrued paid-time-off and holidays.
(3)Amounts reflect (i) a $200,000 sign-on bonus and a $137,877 guaranteed bonus pursuant to the terms of the employment agreement that we entered into with Mr. Soistman in 2021 and (ii) a $100,000 sign-on bonus pursuant to the terms of the employment agreement that we entered into with Mr. Rariy in 2022.
(4)Amounts were based on the grant date fair value computed in accordance with FASB ASC Topic 718. Our accounting policies regarding equity compensation and the assumptions used to calculate the value of our equity awards are set forth in Notes 1 and 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.
(5)For more information regarding our Named Executive Officers’ long-term equity incentives granted in 2022, see “Executive Compensation, Say-on-Pay, Independence of Advisors—Compensation Discussion and Analysis—Compensation Elements.”
(6)Amounts are performance-based cash bonus awards earned and approved by the Compensation Committee for their respective fiscal years.
(7)The following table sets forth the component amounts presented in the “All Other Compensation” column above for the year ended December 31, 2022:

Name	Contributions Under 401(k) Plan ($)(a)	Group Term Life Insurance ($)(b)	Payments Upon Termination ($)(c)
Francis S. Soistman	9,150	6,858	—
John J. Stelben	1,154	411	—
Roman V. Rariy	8,769	1,003	—
Gavin G. Galimi	4,696	405	—
Christine A. Janofsky	6,231	716	452,422
Phillip A. Morelock	7,070	498	401,614

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(a)Represents 401(k) matching contributions.
(b)Represents premiums paid for group term life insurance.
(c)Amounts reflect (i) for Ms. Janofsky, a cash severance payment of $450,000 and post-termination COBRA-related benefits paid in 2022 of $2,422 pursuant to the terms of her severance agreement as a result of the termination of her employment without cause in November 2022 and (ii) for Mr. Morelock, a cash severance payment of $385,000, California payroll and PTO related payments in the amount of $15,841 and post-termination COBRA-related benefits paid in 2022 of $773 pursuant to the terms of his severance agreement as a result of the termination of his employment without cause in August 2022.

CEO Pay Ratio
We are required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K to disclose the ratio of our median annual total compensation paid to our employees excluding our principal executive officer (our “median employee”), to the annual total compensation of our principal executive officer. On December 31, 2022, the principal executive officer of eHealth was our Chief Executive Officer, Francis S. Soistman. For 2022, the combined annual total compensation for Mr. Soistman was $6,215,508, and for our median employee was $69,295, resulting in a pay ratio of approximately 90:1.
In 2022, we identified the median employee by aggregating for each applicable employee (a) the annual base salary earned by our salaried employees (or, for hourly employees, the hourly pay rate multiplied by the estimated 2022 hours worked) and (b) the target bonus for 2022 and ranking this compensation measure for our employees from lowest to highest. This calculation was performed for individuals employed by us on December 31, 2022, excluding our Chief Executive Officer, whether employed on a full-time, part-time, temporary or seasonal basis. Components of compensation paid in foreign currencies were converted to U.S. dollars based on 2022 average exchange rates. The median was shared by 15 tenured employees. We selected the median of that group for purposes of calculating the pay ratio.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with Securities and Exchange Commission rules based on our internal records and the methodology described above. Because the Securities and Exchange Commission rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officers (“PEOs”) and our non-PEO named executive officers (“Non-PEO NEOs”) and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for Mr. Flanders ($)(1)	Summary Compensation Table Total for Mr. Soistman ($)(1)	Compensation Actually Paid to Mr. Flanders ($)(1)(2)(3)	Compensation Actually Paid to Mr. Soistman ($)(1)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(2)(3)	Value of Initial Fixed $100 Investment based on:(4)		Net Income ($ Millions)	Company-Selected Measure: Adjusted EBITDA ($ Millions)(5)
							Company Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)
2022	—	6,215,508	—	(190,934)	1,309,990	368,831	5.04	98.85	(88.7)	(41.7)
2021	8,691,031	10,645,998	(2,040,305)	5,509,412	2,054,705	(333,049)	26.54	175.90	(104.4)	(22.7)
2020	11,809,419	—	7,392,654	—	2,806,447	925,177	73.49	147.13	45.5	91.4
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(1)Scott N. Flanders was our PEO for all of 2020 and during 2021 through November 1, 2021. Francis S. Soistman became our PEO on November 1, 2021 and was our PEO for the remainder of the year and through all of 2022. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

Year	Non-PEO NEOs
2022	John J. Stelben	Christine A. Janofsky	Phillip A. Morelock	Roman V. Rariy	Gavin G. Galimi
2021	Derek N. Yung	Christine A. Janofsky	Phillip A. Morelock	Timothy C. Hannan	John E. Pierantoni
2020	Derek N. Yung	Gregg R. Ratkovic	Phillip A. Morelock	Timothy C. Hannan
(2)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect amounts shown in the “Total” column of the Summary Compensation Table or compensation actually earned, realized, or received by the Company’s named executive officers for the fiscal years indicated. Instead, these amounts reflect amounts shown in the Summary Compensation Table with certain adjustments as described in footnote 3 below.
(3)Compensation Actually Paid reflects the exclusion and inclusion of certain amounts for the PEOs and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column below are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.
Mr. Flanders:

Year	Summary Compensation Table Total Amount for Mr. Flanders ($)	Exclusion of Stock Awards and Option Awards for Mr. Flanders ($)	Inclusion of Equity Values for Mr. Flanders ($)	Compensation Actually Paid to Mr. Flanders ($)
2021	8,691,031	(5,591,170)	(5,140,166)	(2,040,305)
2020	11,809,419	(10,878,273)	6,461,508	7,392,654
Mr. Soistman:

Year	Summary Compensation Table Total Amount for Mr. Soistman ($)	Exclusion of Stock Awards and Option Awards for Mr. Soistman ($)	Inclusion of Equity Values for Mr. Soistman ($)	Compensation Actually Paid to Mr. Soistman ($)
2022	6,215,508	(4,624,500)	(1,781,942)	(190,934)
2021	10,645,998	(10,108,505)	4,971,919	5,509,412
Non-PEO NEOs:

Year	Average Summary Compensation Table Total Amount for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	1,309,990	(796,276)	(144,883)	368,831
2021	2,054,705	(1,778,196)	(609,558)	(333,049)
2020	2,806,447	(2,363,803)	482,533	925,177

The amounts in the Inclusion of Equity Values in the tables above (or in the case of the Non-PEO NEOs, the Average Inclusion of Equity Values) are derived from the amounts set forth in the following tables:
Mr. Flanders:

Year	Year-End Fair Value of Equity Awards Granted During Year that Remained Outstanding and Unvested as of Last Day of Year for Mr. Flanders ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Outstanding and Unvested Equity Awards for Mr. Flanders ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Mr. Flanders ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested during Year for Mr. Flanders ($)	Fair Value as of Last Day of Prior Year of Equity Awards Forfeited During Year for Mr. Flanders ($)	Total - Inclusion of Equity Values for Mr. Flanders ($)
2021	—	—	—	22,499	(5,162,665)	(5,140,166)
2020	5,595,151	(159,187)	—	1,025,544	—	6,461,508
Mr. Soistman:

Year	Year-End Fair Value of Equity Awards Granted During Year that Remained Outstanding and Unvested as of Last Day of Year for Mr. Soistman ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Outstanding and Unvested Equity Awards for Mr. Soistman ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Mr. Soistman ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested during Year for Mr. Soistman ($)	Fair Value as of Last Day of Prior Year of Equity Awards Forfeited During Year for Mr. Soistman ($)	Total - Inclusion of Equity Values for Mr. Soistman ($)
2022	2,178,000	(3,653,520)	444,750	(751,172)	—	(1,781,942)
2021	4,936,182	—	35,737	—	—	4,971,919
Non-PEO NEOs:

Year	Average Year-End Fair Value of Equity Awards Granted During Year that Remained Outstanding and Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Outstanding and Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested during Year for Non-NEO PEOs ($)	Average Fair Value as of Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2022	189,173	—	18,673	(58,256)	(294,473)	(144,883)
2021	289,549	(247,149)	—	(70,904)	(581,054)	(609,558)
2020	858,408	(339,948)	—	(35,927)	—	482,533
(4)The peer group total shareholder return (“TSR”) set forth in this table reflects the TSR of the Research Data Group Internet Composite Index (“RDG Internet Composite Index”), which we also use in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the RDG Internet Composite Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(5)We determined adjusted EBITDA to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEOs and Non-PEO NEOs in 2022. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years. Adjusted EBITDA was calculated by excluding the impact from preferred stock, income tax expense (benefit), depreciation and amortization, stock-based compensation expense, impairment charges, restructuring charges, amortization of intangible assets, other income (expense), net, and other non-recurring charges from GAAP net income (loss) attributable to common stockholders. Other non-recurring charges to GAAP net income (loss) attributable to common stockholders may include transaction expenses in connection with capital raising transactions (whether debt, equity or equity-linked) and acquisitions, whether or not consummated, purchase price adjustments and the cumulative effect of a change in accounting principles. A reconciliation between GAAP net income (loss) attributable to common stockholders and adjusted EBITDA is included in Appendix A to this proxy statement.
Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return and Peer Group Total Shareholder Return
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs and the average of Compensation Actually Paid to our Non-PEO NEOs, and the cumulative TSRs for the Company and the RDG Internet Composite Index over the three most recently completed fiscal years.

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs and the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the three most recently completed fiscal years.

Relationship between PEO and Non-PEO NEO Compensation Actually Paid and Adjusted EBITDA
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs and the average of Compensation Actually Paid to our Non-PEO NEOs, and our adjusted EBITDA during the three most recently completed fiscal years. Adjusted EBITDA was calculated by excluding the impact from preferred stock, income tax expense (benefit), depreciation and amortization, stock-based compensation expense, impairment charges, restructuring charges, amortization of intangible assets, other income (expense), net, and other non-recurring charges from GAAP net income (loss) attributable to common stockholders. Other non-recurring charges to GAAP net income (loss) attributable to common stockholders may include transaction expenses in connection with capital raising transactions (whether debt, equity or equity-linked) and acquisitions, whether or not consummated, purchase price adjustments and the cumulative effect of a change in accounting principles. A reconciliation between GAAP net income (loss) attributable to common stockholders and adjusted EBITDA is included in Appendix A to this proxy statement.

Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs for 2022 to Company performance. The measures in this table are not ranked.

Most Important Performance Measures
GAAP Revenue
Adjusted Cash Outflow
Adjusted EBITDA

2022 Grants of Plan-Based Awards
The following table provides information regarding the amount of performance-based cash bonus awards eligible to be earned in 2022 by each of the Named Executive Officers and equity awards granted in 2022 to each of the Named Executive Officers.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Francis S. Soistman	4/1/2022	3/16/2022							300,000	3,630,000
	12/1/2022	11/16/2022							150,000	663,000
	12/1/2022	11/16/2022				37,500	75,000	75,000		331,500
			82,500	825,000	1,312,500
John Stelben(5)	—	—	—	—	—	—	—	—	—	—
Roman Rariy	4/1/2022	3/16/2022				25,563	76,688	76,688		740,806
	4/1/2022	3/16/2022							76,688	927,925
			25,068	250,685	451,233
Gavin Galimi	8/1/2022	7/5/2022							79,444	572,791
			9,478	94,781	170,605
Christine A. Janofsky	4/1/2022	3/16/2022							76,688	927,925
			33,750	337,500	607,500
Phillip A. Morelock	4/1/2022	3/16/2022							67,102	811,934
			23,100	231,000	415,800
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(1)Represents threshold, target and maximum performance-based cash bonus payouts under the 2022 executive bonus program as described in “Executive Compensation, Say-on-Pay, Independence of Advisors—Compensation Discussion and Analysis—Compensation Elements—Annual Cash Bonus Awards.” The maximum amount for Mr. Soistman reflects a provision in his employment agreement capping the maximum payout that Mr. Soistman could have received at 175% of his base salary. The actual bonus amounts paid to each Named Executive Officer are disclosed in the 2022 Summary Compensation Table set forth above.
(2)Represents performance-based restricted stock units granted in 2022.
(3)Represents time-based restricted stock units granted in 2022.
(4)Amounts shown reflect the grant date fair value of restricted stock unit awards (both time-based and performance-based) granted in 2022, computed in accordance with FASB ASC Topic 718. Our accounting policies regarding equity compensation and the assumptions used to compute the fair value of our equity awards are set forth in Notes 1 and 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.
(5)Mr. Stelben did not receive any awards in 2022.

2022 Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of equity securities underlying outstanding option awards and unvested restricted stock units for each Named Executive Officer as of December 31, 2022. None of our Named Executive Officers have elected to defer settlement of vested restricted stock units. Vested restricted stock units are not included in the table below. Vested restricted stock units are reflected in the table and related footnotes under “Security Ownership of Certain Beneficial Owners and Management” and “2022 Option Exercises and Stock Vested at Fiscal Year-End.” See “Executive Compensation, Say-on-Pay, Independence of Advisors—Compensation Discussion and Analysis—Compensation Elements—Equity Incentive Awards” for a description of equity awards granted in 2022.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Francis S. Soistman	10/6/2021(2)	31,250	68,750		41.03	10/06/2028
	10/6/2021(3)			25,000	41.03	10/06/2028
	11/2/2021(4)								17,500	84,700
	11/2/2021(5)						41,250	199,650
	11/2/2021(6)						8,594	41,595
	4/1/2022(7)						225,000	1,089,000
	12/1/2022(8)								75,000	363,000
	12/1/2022(9)						150,000	726,000
John J. Stelben(10)	—	—	—	—	—	—	—	—	—	—
Roman V. Rariy	4/1/2022(11)								25,563	123,725
	4/1/2022(12)						76,688	371,170
Gavin G. Galimi	8/1/2022(13)						79,444	384,509
Christine A. Janofsky(10)	—	—	—	—	—	—	—	—	—	—
Phillip A. Morelock(10)	—	—	—	—	—	—	—	—	—	—
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(1)The market value of restricted stock unit awards that have not vested is calculated by multiplying the number of units that have not vested by the closing price of our common stock on December 31, 2022, which was $4.84.
(2)The equity award covers the option to purchase 100,000 shares that vests as to 1/4th of the shares on the first anniversary of September 22, 2021 and 1/48th of the shares upon completion of each month of continuous service thereafter, subject to the executive officer’s continued service with us (the “Specified Time-Based Option Award”).
(3)The equity award covers the option to purchase 100,000 shares that vest upon achievement of one or more of the stock price thresholds, subject to the executive officer’s continuing to provide services to us. The number in the table reflects the 25% threshold. Upon achievement of one or more of the stock price thresholds, the percentage that becomes eligible to vest would vest on the earlier of the one-year anniversary of achieving the applicable stock price threshold or the fourth anniversary of the date of grant, subject to the executive officer’s continuing to provide services to us through the vesting date. As of December 31, 2022, none of the performance goals has been met.
(4)The equity award covers 70,000 performance-based restricted stock units that vest upon achievement of one or more of the stock price thresholds, subject to the executive officer’s continuing to provide services to us. The number in the table reflects the 25% threshold. Upon achievement of one or more of the stock price thresholds, the percentage that becomes eligible to vest would vest on the earlier of the one-year anniversary of achieving the applicable stock price threshold or the fourth anniversary of the date of grant, subject to the executive officer’s continuing to provide services to us through the vesting date. As of December 31, 2022, none of the performance goals has been met.
(5)The equity award covers 60,000 time-based restricted stock units that vest as to 1/4th of the shares on the first anniversary of September 22, 2021, and in 12 equal quarterly installments thereafter, subject to the executive officer’s continued service with us (the “Specified Time-Based RSU Award”).
(6)The equity award covers 12,500 time-based restricted stock units that vest as to 1/16th of the shares on the grant date of November 2, 2021, and in 15 equal quarterly installments thereafter, subject to the executive officer’s continued service with us (the “Starting RSU Award”).

(7)The equity award covers 300,000 time-based restricted stock units that vest as 1/8th of the shares in equal quarterly installments after the vesting commencement date of April 10, 2022, subject to the executive officer’s continued service with us.
(8)The equity award covers 75,000 performance-based restricted stock units that vest upon achievement of adjusted cash outflow performance goals for the fiscal year ending December 31, 2022. Based upon achievement of the applicable performance criteria, the percentage that becomes eligible to vest would vest on December 31, 2023, subject to the executive officer’s continuing to provide services to us through the vesting date. Subsequent to December 31, 2022, the Compensation Committee determined that the performance criteria were met at the 100% level.
(9)The equity award covers 150,000 time-based restricted stock units that vest as 1/8th of the shares in equal quarterly installments after the vesting commencement date of October 10, 2022, subject to the executive officer’s continued service with us.
(10)None outstanding.
(11)The equity award covers 76,688 performance-based restricted stock units that vest upon achievement of one or more of the stock price thresholds, subject to the executive officer’s continuing to provide services to us. The number in the table reflects the 33.3% threshold. Upon achievement of one or more of the stock price thresholds, the percentage that becomes eligible to vest would vest on the one-year anniversary of achieving the applicable stock price threshold, subject to the executive officer’s continuing to provide services to us through the vesting date. As of December 31, 2022, none of the performance goals have been met.
(12)The equity award covers 76,688 time-based restricted stock units that vest as to 1/4th of the shares on the first anniversary of the vesting commencement date of March 10, 2022, and in 12 equal quarterly installments thereafter, subject to the executive officer’s continued service with us.
(13)The equity award covers 79,444 time-based restricted stock units that vest as to 1/4th of the shares on the first anniversary of the vesting commencement date of June 10, 2022, and in 12 equal quarterly installments thereafter, subject to the executive officer’s continued service with us.
2022 Option Exercises and Stock Vested at Fiscal Year-End
The following table sets forth the number of shares acquired and value realized by each of our Named Executive Officers during the year ended December 31, 2022 upon the vesting of stock awards. None of our Named Executive Officers exercised any options during the year ended December 31, 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Francis S. Soistman	96,874	566,586
John J. Stelben	—	—
Roman V. Rariy	—	—
Gavin G. Galimi	—	—
Christine A. Janofsky	15,597	87,802
Phillip A. Morelock	16,068	165,034
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(1)The value realized equals the fair market value of the Company’s common stock on the date of vesting, multiplied by the number of shares of stock that have vested.
Pension Benefits
None of our Named Executive Officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.
Non-Qualified Deferred Compensation
None of our Named Executive Officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. However, we have adopted a restricted stock unit deferral program that allows our Named Executive Officers to elect to defer settlement of vested restricted stock units.
Employment Agreements, Severance Agreements and Change of Control Arrangements
We have entered into employment or severance agreements with our Named Executive Officers that provide for certain severance benefits upon certain terminations in connection with a change of control and outside of a change of control. See “Agreements with our Named Executive Officers — General” below for meanings of certain defined terms used in this section.

Agreement with Mr. Soistman
We entered into an employment agreement with Mr. Soistman in December 2021. Under the terms of his employment agreement, if Mr. Soistman’s employment is terminated by us without cause or if he voluntarily resigns for good reason, and provided that any such termination occurs during the period beginning with the date that is four months prior to and ending on the date 12 months following a change of control of the Company (the “Change of Control Period”), Mr. Soistman will be entitled to the following severance payments and benefits: (i) a lump sum cash payment in an amount equal to 24 months of his then-current annual base salary; (ii) a lump sum cash payment in an amount equal to two times his target cash incentive award for such year; (iii) any other earned but unpaid annual cash incentive award with respect to the prior year, based on actual performance; (iv) company‑paid COBRA premiums for up to 18 months; (v) 100% vesting of any outstanding and unvested time-based equity awards; and (vi) accelerated vesting for any performance-based equity awards that have satisfied a performance goal but for which service-based vesting has not yet been satisfied.
If Mr. Soistman’s employment is terminated by us without cause or if he voluntarily resigns for good reason and provided that any such termination occurs other than during the Change of Control Period, Mr. Soistman will be entitled to the following severance payments and benefits: (i) a lump sum cash payment in an amount equal to 24 months of his then-current annual base salary; (ii) a lump sum cash payment in an amount equal to his target cash incentive award for such year, on a pro-rated basis (provided that if actual performance for the year exceeds target and the date of termination is July 1 or later, then Mr. Soistman will be entitled to the remainder of his target cash incentive award for such year, to be paid when bonuses are paid to other executives); (iii) any other earned but unpaid annual cash incentive award with respect to the prior year, based on actual performance; (iv) company‑paid COBRA premiums for up to 18 months, (v) full vesting of the Starting RSU Award and 12 additional months of vesting credit with respect to the Specified Time-Based Option Award and the Specified Time-Based RSU Award (in each case, as defined under “2022 Outstanding Equity Awards at Fiscal Year-End” above), with such vesting being calculated as if the award had been subject to monthly vesting; (vi) in the case of a voluntary resignation for good reason, 12 additional months of vesting credit with respect to other outstanding and unvested time-based awards, with such vesting being calculated as if the award had been subject to monthly vesting; and (vii) accelerated vesting for any performance-based equity awards that have satisfied the applicable performance goal(s), but for which the service-based vesting has not yet been satisfied.
If Mr. Soistman’s employment is terminated due to death or disability, Mr. Soistman will be entitled to a lump sum cash payment in an amount equal to (i) his target cash incentive award for such year, on a pro-rated basis, but only to the extent performance goals are actually met and (ii) any other earned but unpaid annual cash incentive award with respect to the prior year, based on actual performance.
Agreements with Messrs. Stelben, Rariy and Galimi
We entered into a severance agreement with each of Messrs. Stelben, Rariy and Galimi. Pursuant to such severance agreements, if the executive is terminated by us without cause or if the executive voluntarily resigns for good reason, the executive will be entitled to receive the following severance payment and benefits: (i) a lump sum cash payment in an amount equal to 12 months of the executive’s then-current annual base salary; and (ii) company-paid COBRA premiums for up to 12 months. In addition, if the executive is terminated by us without cause or if the executive voluntarily resigns for good reason during the 12-month period following a change of control, then the executive will be entitled to receive the following additional severance payment and benefits: (i) a lump sum cash payment in an amount equal to 100% of the executive’s then-current target annual cash bonus; and (ii) 100% vesting of any outstanding and unvested time-based equity awards granted to the executive. The severance agreements with Messrs. Stelben, Rariy and Galimi do not provide for severance payments or benefits in the event the executive’s employment is terminated due to death or disability.
Agreements with Mr. Morelock and Ms. Janofsky
On August 3, 2022, we terminated the employment of Mr. Morelock without cause. Pursuant to the terms of Mr. Morelock’s severance agreement, and in exchange for a general release of claims in favor of the Company, Mr. Morelock was entitled to severance with an aggregate value of approximately $403,160, consisting of (i) a lump sum cash severance payment of $385,000, (ii) California payroll and PTO related payments in the amount of $15,841 and (iii) $2,319 in company-paid COBRA premiums for up to 12 months.

On November 10, 2022, we terminated the employment of Ms. Janofsky without cause. Pursuant to the terms of Ms. Janofsky’s severance agreement, and in exchange for a release of claims in favor of the Company, Ms. Janofsky was entitled to severance with an aggregate value of approximately $479,070, consisting of (i) a lump sum cash severance payment of $450,000 and (ii) $29,070 in company-paid COBRA premiums for up to 12 months.
Agreements with our Named Executive Officers — General
Eligibility for the severance payments and benefits described above is conditioned upon the execution by the Named Executive Officer, and effectiveness within a specified period of time following termination, of a general release of claims in favor of the Company.
Any severance payments to which one of our Named Executive Officers is entitled will be paid by us on such date as necessary to avoid the imposition of additional taxes under Section 409A of the Code. We are not obligated to pay our Named Executive Officers a gross-up for taxation on their severance benefits. We have not entered into employment agreements with any of the Named Executive Officers that specify a fixed term of employment. The employment of each Named Executive Officer with us is “at will.”
For purposes of the agreements with our Named Executive Officers, “cause” generally means: (i) the executive’s commission of any act of fraud, embezzlement or dishonesty; (ii) the executive’s conviction of, or plea of nolo contendere to, a felony under the laws of the United States or any state thereof; (iii) the executive’s continued failure to perform lawfully assigned duties for 30 days after receiving written notification from the Company; (iv) the executive’s unauthorized use or disclosure of confidential information or trade secrets of the Company; or (v) any other intentional misconduct by the executive that adversely affects the business of the Company in a material manner.
For purposes of the agreements with our Named Executive Officers, “change of control” generally means the occurrence of any of the following, in one or a series of related transactions: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.
For purposes of the agreements with our Named Executive Officers, “good reason” generally means that the executive resigns his or her employment within 120 days after any of the following is undertaken by the Company (or its acquirer) without the executive’s express written consent: (i) a reduction in the executive’s title; (ii) a material reduction of the executive’s duties, authority or responsibilities; or (iii) any material reduction of the executive’s base salary or potential bonus (subject to certain exceptions); provided, however, that “good reason” shall not exist unless the executive has provided written notice to the Board of Directors of the purported grounds for the “good reason” within 90 days of its initial existence and the Company has been provided at least 30 days to remedy the condition.
Treatment of Performance-Based Awards in the Event of a Change in Control
The terms of our performance-based equity awards, including those granted to our Named Executive Officers, generally provide for acceleration in the event that the executive is terminated without cause and/or if the executive voluntarily resigns for good reason during the one-year period following a Change in Control (as defined in the 2014 Equity Plan and the 2021 Inducement Plan, as applicable). The portion of the award (if any) eligible for such acceleration may vary depending on the nature of the relevant performance goal and/or the extent to which the goal was met at the time of the Change in Control.

Equity Incentive Plans
Under the 2014 Equity Plan and the 2021 Inducement Plan, the Board of Directors or its Compensation Committee, as administrators of the plan, has the authority to provide for accelerated vesting of the shares of common stock subject to outstanding options and restricted stock units held by our Named Executive Officers and any other person in connection with a Change in Control (as defined in the 2014 Equity Plan and 2021 Inducement Plan). In addition, outstanding equity awards granted to our non-employee directors become fully vested upon a Change in Control.
For purposes of our 2014 Equity Plan and our 2021 Inducement Plan, “Change in Control” generally means any of the following: (a) a merger, consolidation, or other corporate reorganization, if persons who were not stockholders of the Company own immediately after such transaction 50% or more of the voting power of the outstanding securities of each of (x) the continuing or surviving entity and (y) any direct or indirect parent corporation of such continuing or surviving entity; (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets; (c) a change in the effective control of the Company whereby a majority of Board members is replaced during any twelve month period by directors whose appointment is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election; or (d) a transaction as a result of which any person is the beneficial owner of Company securities representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities.
Potential Payments and Benefits Upon Termination of Employment or Change in Control
As described above, we have entered into employment or severance agreements with our Named Executive Officers that provide for certain severance benefits upon certain terminations in connection with a change of control and outside of a change of control. The following table provides estimates of payments and benefits that each Named Executive Officer (other than Ms. Janofsky and Mr. Morelock) would have been entitled to upon termination at December 31, 2022.
In accordance with Securities and Exchange Commission rules, the potential payments were determined under the terms of the Company’s contracts, agreements, plans and arrangements as in effect on December 31, 2022. The tables do not include any previously vested equity awards or accrued benefits. Because the payments to be made to a Named Executive Officer depend on several factors, the actual amounts to be paid out upon a triggering event can only be determined at the time of the triggering event. Please refer to the descriptions of the employment or severance agreements with our Named Executive Officers above for explanations of payment and benefit levels, and descriptions of circumstances that trigger payments and benefits.

	Termination Due to Death or Disability ($)	Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control ($)
Francis S. Soistman
Cash Payments(1)	825,000	2,325,000	3,150,000
Value of Accelerated Vesting(2)	—	477,195(3)	2,419,245
Health Insurance Benefits(4)	—	25,645	25,645
Total	825,000	2,827,840	5,594,890
John J. Stelben
Cash Payments(1)	—	500,000	875,000
Value of Accelerated Vesting(2)	—	—	—
Health Insurance Benefits(4)	—	20,416	20,416
Total	—	520,416	895,416
Roman V. Rariy
Cash Payments(1)	—	400,000	700,000
Value of Accelerated Vesting(2)	—	—	371,170
Health Insurance Benefits(4)	—	—	—
Total	—	400,000	1,071,170
Gavin G. Galimi
Cash Payments(1)	—	370,000	555,000
Value of Accelerated Vesting(2)	—	—	384,509
Health Insurance Benefits(4)	—	17,808	17,808
Total	—	387,808	957,317
––––––––––––––
(1)Includes cash severance payments calculated based on base salary and target annual cash bonus in effect on December 31, 2022 (and assuming, in the case of Mr. Soistman’s death or disability, 100% performance achievement).
(2)The value realized upon the accelerated vesting of (i) stock options is calculated by multiplying the number of “in-the-money” options subject to accelerated vesting by the difference between the closing market price of the shares on December 31, 2022 and the exercise price of such options and (ii) time-based restricted stock units and performance-based restricted stock units is calculated by multiplying the number of restricted stock units subject to accelerated vesting by the closing market price of the shares on December 31, 2022. The closing market price of the shares on December 31, 2022 was $4.84.
(3)Amount reflects the value that would be realized upon accelerated vesting in the event that Mr. Soistman’s employment is terminated by us without cause other than during the Change of Control Period. In the event that Mr. Soistman resigns for good reason other than during the Change of Control Period, such amount would be $1,566,195.
(4)Represents the estimated cost to the Company of continuing health insurance premiums.

Equity Compensation Plan Information
The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of December 31, 2022:

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,683,567	$23.92	4,029,225(2)
Equity compensation plans not approved by security holders(3)	1,022,503	41.03	1,358,830(4)
Total	2,706,070	$39.07	5,388,055
––––––––––––––
(1)Consists of the 2014 Equity Plan and 2020 Employee Stock Purchase Plan.
(2)A total of 10,000,000 shares of our common stock are authorized and reserved for issuance under the 2014 Equity Plan and a total of 500,000 shares of common stock are authorized and reserved for issuance under the 2020 Employee Stock Purchase Plan.
(3)Consists of the 2021 Inducement Plan, which was adopted in September 2021 and allows for the grant of equity compensation awards to individuals as an incentive for them to become employees of the Company. The 2021 Inducement Plan allows the grant of stock options, stock appreciation rights, restricted stock awards and restricted stock units. The exercise price of any stock options and stock appreciation rights must be at least 100% of the fair market value of the covered shares as of the grant date. Our Compensation Committee administers the 2021 Inducement Plan, including (but not limited to) the authority to determine the individuals who will receive awards, the amount of the awards, and the terms and conditions of the awards (including any performance goals or other vesting requirements), subject to the terms of the 2021 Inducement Plan.
(4)A total of 2,410,000 shares of our common stock are authorized and reserved for issuance under the 2021 Inducement Plan.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit and other services rendered in 2021 and 2022 (in thousands):

	Fiscal Year Ended December 31,
	2022	2021
Audit fees(1)	$3,399	$3,596
Tax fees(2)	169	249
All other fees(3)	—	27
	$3,568	$3,872
––––––––––––––
(1)Audit fees: These fees consist of professional services rendered for the audit of our annual consolidated financial statements and internal control over financial reporting, review of our quarterly consolidated financial statements, accounting advice and consultations, as well as accounting advice and services that are normally provided by Ernst & Young LLP in connection with regulatory filings or engagements.
(2)Tax fees: These fees consist of professional services rendered for tax compliance.
(3)All other fees: These fees consist of services not captured in the audit or tax categories, including fees relating to accounting research software.
The Audit Committee considered whether the provision of services other than audit services is compatible with maintaining Ernst & Young LLP’s independence.
Pre-Approval Policies and Procedures
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit and tax services provided by our independent registered public accounting firm. All audit and permissible non-audit and tax services were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.
Required Vote and Board of Directors Recommendation
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. This ratification is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of us and our stockholders.
The Board of Directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

PROPOSAL 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a vote to approve, on an advisory basis, the compensation of our Named Executive Officers as described below and elsewhere in this proxy statement (commonly referred to as a “Say-on-Pay” vote).
The goal for our executive compensation program is to attract, motivate and retain talented and dedicated executive officers. We seek to accomplish this goal in a way that directly links compensation to measurable corporate and individual performance and focuses executive officers on achieving near- and long-term corporate objectives and strategy. We believe that our executive compensation program satisfies this goal and rewards our executives for creating stockholder value.
The Compensation Discussion and Analysis, beginning on page 29 of this proxy statement, describes our executive compensation program and the decisions made by our Compensation Committee relating to 2022 in more detail. We urge our stockholders to read the Summary Compensation Table and other related compensation tables and narrative, beginning on page 46 of this proxy statement, which provides detailed information on the compensation of our Named Executive Officers.
We request stockholder approval of the compensation of our Named Executive Officers as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables). We currently plan to hold a Say-on-Pay vote, on an advisory basis, annually and expect that the next Say-on-Pay vote will occur at the 2024 Annual Meeting of Stockholders.
As an advisory vote, this vote will neither be binding on the Company or the Board of Directors nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board of Directors. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.
Required Vote and Board of Directors Recommendation
Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy.
The Board of Directors recommends a vote “FOR” the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with Securities and Exchange Commission rules.

PROPOSAL 4
ADVISORY VOTE TO APPROVE THE FREQUENCY OF FUTURE VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In addition to Proposal 3 above, our stockholders are being provided the opportunity to cast a vote to approve, on an advisory basis, the frequency of future votes on the compensation of our Named Executive Officers. Pursuant to Rule 14a-21(b), we are required to hold this vote no less frequently than every six years (commonly referred to as a “say-on-frequency” vote). We last held a say-on-frequency vote at our 2017 Annual Meeting of Stockholders and we expect that our next say-on-frequency vote will occur at our 2029 Annual Meeting of Stockholders.
This Proposal 4 affords stockholders the opportunity to cast an advisory vote on how often we should include a Say-on-Pay vote in our proxy materials for future annual stockholder meetings (or a special stockholder meeting for which we must include executive compensation information in the proxy statement). Under this Proposal 4, stockholders may vote to have the Say-on-Pay vote every year, every two years or every three years. For the reasons described below, our Board of Directors recommends that our stockholders select a frequency of one year, or an annual vote.
Our executive compensation program is designed to support long-term value creation, and an annual vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. As described in the Compensation Discussion and Analysis section above, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation.
As an advisory vote, this vote will neither be binding on the Company or the Board of Directors nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board of Directors. However, our Board of Directors will take into account the outcome of this vote in making a determination on the frequency at which future advisory votes on the compensation of our named executive officers will be included in our proxy statement.
Required Vote and Board of Directors Recommendation
Generally, approval of any matter presented to stockholders requires a majority of the votes cast in person or by proxy. However, because this vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by our stockholders.
The Board of Directors recommends a vote to hold Say-on-Pay votes every “ONE YEAR” (as opposed to every two years or every three years).

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.
The Audit Committee of the Board of Directors is comprised of three directors, each of whom qualifies as “independent” under the rules of the Securities and Exchange Commission and the current listing requirements of the Nasdaq Stock Market. The current members of the Audit Committee are Randall S. Livingston (Chairperson), Beth A. Brooke and Erin L. Russell. The Audit Committee acts pursuant to a written charter that was adopted by the Board of Directors in April 2006, as amended.
In performing its functions, the Audit Committee acts in an oversight capacity and relies on the work and assurances of (i) the Company’s management, which has the primary responsibility for financial statements and reports and the Company’s internal controls, and (ii) the Company’s independent registered public accounting firm, which, in its report, expresses an opinion on the conformity of the Company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the Company’s internal controls over financial reporting.
Within this framework, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2022 and the Company’s internal control over financial reporting. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Auditing Standard and the Securities and Exchange Commission. In addition, the Audit Committee has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm, Ernst & Young LLP, the independence of that firm and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.
Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Audit Committee

Randall S. Livingston (Chairperson)
Beth A. Brooke
Erin L. Russell

THIRD PARTY COMPENSATION OF DIRECTORS
None of our directors is a party to any agreement or arrangement that would require disclosure pursuant to Rule 5250(b)(3) of the Nasdaq Stock Market.
STOCKHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING
The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2024 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act is January 2, 2024.
Our bylaws contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals. Under our bylaws, a stockholder proposal will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our secretary at our executive offices and otherwise complies with the provisions of our bylaws. To be timely, our bylaws provide that such stockholder’s notice must be received by our secretary at our principal executive offices no later than 5:00 p.m., Pacific Time, on the 90th day and no earlier than 9:00 a.m., Pacific Time, on the 120th day prior to the one-year anniversary of the immediately preceding year’s annual meeting.
In the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than 5:00 p.m., Pacific Time, on the later of (i) the 90th day prior to the annual meeting or (ii) if the first public announcement (as defined in our bylaws) of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting was made.
To be timely for our 2024 Annual Meeting of Stockholders, notice by the stockholder must be received by our secretary at our principal executive offices no earlier than 9:00 a.m., Pacific Time, on February 15, 2024 and no later than 5:00 p.m., Pacific Time, on March 16, 2024 (provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after the one-year anniversary date of the Annual Meeting, then notice by the stockholder to be timely must be so received not later than 5:00 p.m., Pacific Time, on the later of (i) the 90th day prior to the annual meeting or (ii) if the first public announcement (as defined in our bylaws) of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting was made).
In addition, stockholders who intend to solicit proxies in support of director nominees other than our nominees must also comply with the additional requirements of Rule 14a-19(b) of the Exchange Act. If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not attend the annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at such meeting (unless otherwise required by law).

ANNUAL REPORT
We will furnish without charge, upon written request of any person who was a stockholder or beneficial owner of capital stock at the close of business on April 17, 2023, a copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules. The written request should be sent to: Investor Relations, eHealth, Inc., 2625 Augustine Drive, Suite 150, Santa Clara, CA 95054.
Whether you intend to be present at the Annual Meeting or not, we urge you to vote promptly by using the Internet or telephone, or, if you requested to receive printed proxy materials, by signing and mailing the proxy or voting instruction form.

By Order of the Board of Directors,
Francis S. Soistman Chief Executive Officer and Director

Santa Clara, California
May 1, 2023

Appendix A
EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, unaudited)

	Quarter Ended December 31, 2022	Quarter Ended December 31, 2021	Year Ended December 31, 2022	Year Ended December 31, 2021
GAAP net income (loss) attributable to common stockholders	$12,572	$(39,306)	$(119,414)	$(122,942)
Paid-in-kind dividends for preferred stock	4,937	4,563	19,357	12,206
Change in preferred stock redemption value	3,162	2,591	11,335	6,361
GAAP net income (loss)	20,671	(32,152)	(88,722)	(104,375)
Stock-based compensation expense	4,382	7,976	20,316	32,857
Depreciation and amortization	5,423	5,491	21,108	18,331
Amortization of intangible assets	—	120	—	536
Impairment, restructuring and other charges	8,926	48,218	19,616	51,222
Other (income) expense, net	841	(244)	3,676	(755)
Provision for (benefit from) income taxes	9,231	(1,237)	(17,667)	(20,515)
Adjusted EBITDA	$49,474	$28,172	$(41,673)	$(22,699)
Adjusted EBITDA is calculated by excluding the impact from preferred stock, income tax expense (benefit), depreciation and amortization, stock-based compensation expense, impairment charges, restructuring charges, amortization of intangible assets, other income (expense), net, and other non-recurring charges from GAAP net income (loss) attributable to common stockholders. Other non-recurring charges to GAAP net income (loss) attributable to common stockholders may include transaction expenses in connection with capital raising transactions (whether debt, equity or equity-linked) and acquisitions, whether or not consummated, purchase price adjustments and the cumulative effect of a change in accounting principles.
We believe that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to our financial condition and results of operations. Management believes that the use of these non-GAAP financial measures provides consistency and comparability with our past financial reports. Management also believes that the items described above provide an additional measure of our operating results and facilitates comparisons of our core operating performance against prior periods and business model objectives. This information is provided to investors in order to facilitate additional analyses of past, present and future operating performance and as a supplemental means to evaluate our ongoing operations. We believe that these non-GAAP financial measures are useful to investors in their assessment of our operating performance.
Adjusted EBITDA is not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures used have limitations in that they do not reflect all of the revenue and costs associated with the operations of our business and do not reflect income tax as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP.

Appendix A - 1

EHEALTH, INC.
ATTN: GAVIN GALIMI
2625 AUGUSTINE DRIVE, SUITE 150
SANTA CLARA, CA 95054

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 13, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EHTH2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 13, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V15143-P93090

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

EHEALTH, INC.

The Board of Directors recommends you vote FOR ALL of the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) Andrea C. Brimmer
02) Beth A. Brooke

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of eHealth, Inc. for the fiscal year ending December 31, 2023.	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of the Named Executive Officers of eHealth, Inc.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. Approval, on an advisory basis, of the frequency of future votes on the compensation of the Named Executive Officers of eHealth, Inc.	☐	☐	☐	☐

NOTE: In their discretion, each proxy may also vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V15144-P93090

eHealth, Inc.
Annual Meeting of Stockholders
June 14, 2023 6:00 a.m. PT
Via the Internet at www.virtualshareholdermeeting.com/EHTH2023
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Francis S. Soistman and John J. Stelben, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, all of the shares of capital stock of eHealth, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of eHealth, Inc. to be held at 6:00 a.m. Pacific Time on June 14, 2023 or at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted "FOR" the election of each of the director nominees named in proposal 1, "FOR" proposals 2-3, for "1 YEAR" in proposal 4 and in the discretion of each of the proxies on any other matter that properly comes before the meeting.

Continued and to be signed on reverse side